Exhibit 10.41

LEASE NO. X7550

LEASE BETWEEN

THE CITY OF NEW YORK

DEPARTMENT OF CITYWIDE ADMINISTRATIVE SERVICES

1 CENTRE STREET, 20TH FLOOR NORTH

NEW YORK, NEW YORK 10007

&

LIVINGSTON ACQUISITION, LLC

450 PARK AVENUE, 28TH FLOOR

NEW YORK, NEW YORK 10022

Premises: 240-250 Livingston Street (Block 165, Lot 22)

Borough of Brooklyn

Floors 4, 5, 6, 7 and 8 and portions of basement and sub-basement

and

230-234 Livingston Street (Block 165, Lots 17, 18, 19 and 58)

Borough of Brooklyn

parking lot

Approximately 187,145 rentable square feet of internal space and

18,500 square feet of parking lot space

to be used by the

Human Resources Administration and the Department of Environmental Protection

FINAL

July 1, 1999

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EXHIBITS AND SCHEDULES

Exhibit A	New Storage Space

Exhibit A-1	Original Storage Space

Exhibit B	Certified Public Accountant’s Report (Expense Schedule)

Exhibit C	Preliminary Plans

Exhibit D	Guide for Design Consultant

Exhibit E	Intentionally Omitted

Exhibit F	Certificates of Occupancy

Exhibit G	Preventive Maintenance Measures

Exhibit H	Subordination, Nondisturbance and Attornment Agreement

Exhibit I	COSH ACM Report

Schedule 1	Amortization of brokerage commission—Termination Payment under Article 3

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THE CITY OF NEW YORK

DEPARTMENT OF CITYWIDE ADMINISTRATIVE SERVICES

DIVISION OF REAL ESTATE SERVICES

1 CENTRE STREET, 20TH FLOOR NORTH

NEW YORK, NEW YORK 10007

AGREEMENT OF LEASE made as of the ____ day of ________, 1999, between LIVINGSTON ACQUISITION, LLC, a Delaware limited liability company, whose address is c/o Blackacre Capital Management, LLC, 450 Park Avenue, 28th floor, New York, New York 10022, hereinafter designated as Landlord, and THE CITY OF NEW YORK, a municipal corporation, acting through the Department of Citywide Administrative Services, with an address at 1 Centre Street, 20th Floor North, New York, New York 10007, hereinafter designated as Tenant.

WITNESETH:

WHEREAS, the parties hereto desire to enter into a lease of approximately 143,771 rentable square feet of office space together with 1,905 rentable square feet of ancillary lobby space, approximately 19,340 rentable square feet of sub-basement space and 22,129 rentable square feet of basement space, and approximately 18,500 square feet of parking lot space, on the terms and conditions contained herein (the “Lease”); and

WHEREAS, this Lease is subject to public hearing and Mayoral approval pursuant to §824 of the New York City Charter, said hearing to be scheduled subsequent to the execution by Landlord of this Lease (the “Mayoral Approval”); and

WHEREAS, this Lease may be executed by the Deputy Commissioner of the Department of City wide Administrative Services after issuance of the Mayoral Approval and subject to approval as to form (the “Form Approval”) by the Corporation Counsel of the City of New York (the Mayoral Approval and the Form Approval being collectively referred to as the ‘‘Approvals”); and

WHEREAS, Blackacre Capital Group, L.P. (Blackacre Capital”), the sole member of Landlord, by consent dated as of June 30, 1999 authorized the execution of this Lease by Howard M. Glatzer, as Vice President of Blackacre Capital Management Corp., the General Partner of Blackacre Capital; and

WHEREAS, Tenant hereby represents and warrants to Landlord that:

1. Tenant is a municipal corporation, duly organized, validly existing and in good standing under the laws of the State of New York.

2. Tenant has the full right and authority to enter into this Lease; and

3. The execution and delivery and performance of this Lease by Tenant (a) has been duly authorized, (b) does not require any approvals other than those hereinabove set forth, (c) does not conflict with the provisions of any instrument to which Tenant is a party or by which Tenant is bound, and (d) constitutes a valid, legal and binding obligation of Tenant.

NOW, THEREFORE, subject to the issuance of the Approvals, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the following described premises (collectively, the “Demised Premises”): (i) an agreed 143,771 rentable square feet of office space (the “Office Space”), consisting of the entire rentable area of the fourth, fifth, sixth, seventh and eighth floors (respectively, “Floor 4,” “Floor 5,” “Floor 6,” “Floor 7 and “Floor 8”, each such floor being referred to as a “Floor”) together with an agreed 1,905 rentable square feet of ancillary lobby space (the “Lobby Space”), of the building (the “Building”) located at 240/250 Livingston Street (Block 165, Lot 22) in the borough of Brooklyn (each Floor containing an agreed 28,754.2 rentable square feet), (ii) an agreed 19,340 rentable square feet of sub-basement space (the “ New Storage Space”) in the Building as shown hatched on Exhibit A annexed hereto, (iii) an agreed 22,129 rentable square feet of existing basement storage space at the Building (the “Original Storage Space”)as shown hatched on Exhibit A-1 annexed hereto, and (iv) an agreed 18,500 square feet of parking lot space, constituting the entire parking lot located at 230-234 Livingston Street (Block 165, Lots 17, 18,19 and 58) and adjacent to the Building (the “Parking Lot”) or substitute parking lot space (the “Substitute Parking Space”) as further described and provided for in Section (P) of Article 6 below.

The Office Space shall be used by the Human Resources Administration (“HRA”), Division of Income Support/Eligibility Verification Review and the Department of Environmental Protection (“DEP”), Bureau of Water Supply only for general and administrative offices and ancillary storage space, or for such other similar general office or administrative office use as the Commissioner of Citywide Administrative Services may determine, and for no other purpose. The Lobby Space shall be used, in conjunction with Landlord and other tenants of the Building, for access to the Office Space, and for no other purpose. The Original Storage Space and the New Storage Space shall be used only for storage purposes incidental to the use and occupancy of the Office Space, and for no other purpose. The Parking Lot shall be used only for the parking of vehicles incidental to the use and occupancy of the Office Space, and for no other purpose.

Anything herein to the contrary notwithstanding, the Demised Premises shall not be used or occupied (i) to conduct a school, employment office or employment training facility, except in connection with HRA’s and/or DEP’s programs in the Demised Premises (ii) as a drug, alcohol or other type of substance abuse clinic or counseling service, (iii) as a probation office, (iv) by, or as a facility servicing, the criminal justice system, (v) in connection with providing or administering health care services, (vi) as a child-care facility other than an incidental use and service for clients visiting the respective offices of HRA and DEP in the Demised Premises, (vii) for the preparation or service of food or beverages, (viii) for the holding of public hearings, (ix) for the distribution of public benefits (including, without limitation, welfare benefits), except in connection with the HRA and DEP programs in the Demised Premises referred to above, (x) for the storage for purpose of sale of any alcoholic beverage in the Demised Premises; (xi) for the storage for retail sale of any product or material in the Demised Premises; (xii) for the conduct of a manufacturing, printing or electronic data processing business, except that Tenant may operate business office reproducing equipment, electronic data processing equipment and other business machines for Tenant’s own requirements; (xiii) for the rendition of any health or related services, conduct of a school or conduct of any business which results in the presence of the general public in the Demised Premises ( except in connection with the intended business and use by HRA and DEP of the Demised Premises referred to above); (xiv) for an employment agency or executive search firm; (xv) to conduct any public auction, gathering, meeting or exhibition; (xvi) for the occupancy of a foreign governmental or quasi-governmental body, agency or department or any authority or other entity which is affiliated therewith or controlled thereby; or (xvii) for any other purpose not reasonably consistent with the character of the Building.

The agreed rentable square footage of the Demised Premises, Tenant’s Proportionate Share of Taxes and Tenant’s Proportionate Share of Operating Expenses (as such terms are hereinafter defined), with respect to the entire Demised Premises and as allocable to the total Office Space and Lobby Space, the New Storage Space and the Original Storage Space, the Parking Lot and each Floor, have been verified by the Bureau of Space Design of the Division of Real Estate Services (“DRES”) of the Department of City wide Administrative Services (“DCAS”), and are mutually agreed to by the parties (as set forth herein).

ARTICLE 1

TERM

(A)         The term of this Lease for the Original Storage Space (“OSS Term”) is twenty-one (21) years, from January 1, 1998 ( OSS Commencement Date”) through December 31, 2018, unless the OSS Term shall be extended or sooner end pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law.

(B)         The term of this Lease for the Office Space, Lobby Space, New Storage Space and Parking Lot (the “ Term”) is twenty (20) years, more or less, commencing on the Commencement Date (as defined in Section (C) hereinbelow) and expiring at midnight on the twentieth (20th) anniversary of the Last Portion Commencement Date (as defined in Section (C) hereinbelow) (the “Expiration Date”), unless the Term shall sooner end pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law.

(C)         The commencement date of this Lease (the “Commencement Date”) shall be the Portion Commencement Date (as hereinafter defined in Section 6(0) hereinbelow) for Portion 1. The Portion Commencement Dale for each subsequent Portion shall be as provided in Section 6 (O) hereinbelow. The “Last Portion Commencement Date” shall be the latest to occur of the several Portion Commencement Dates.

(D)         Within ten (10) business days after request of either party at any time subsequent to the Last Portion Commencement Date, Landlord and Tenant shall execute, acknowledge and deliver to each other an agreement setting forth the Commencement Date, each Portion Commencement Date, the annual periods which constitute the First Lease Year and each subsequent Lease Year and the Expiration Date, but the failure to execute such an agreement shall not affect any of such dates and/or periods.

ARTICLE 2

RENT

(A)         The “Base Rent” for each portion of the Demised Premises (“Portion”) shall commence on the Portion Commencement Date therefor, except for the Original Storage Space for which Base Rent shall commence retroactively to the OSS Commencement Date and with respect to which past due amounts shall be paid within sixty (60) days of the date this Lease is executed by Tenant (the “Lease Execution Date”). Amounts due under this Article after the Lease Execution Date with respect to the Original Storage Space shall be paid on a regular monthly basis as herein provided.

Portion I consists of Floor 8, the Parking Lot and an undivided 1/5 of the Lobby Space. Portion 2 consists of any two (2) of the remaining Floors of Office Space, an undivided 2/5 of the Lobby Space and the New Storage Space. Portion 3 consists of the remaining two (2) Floors of Office Space and the remaining undivided 2/5 of the Lobby Space. Portion 4 is the Original Storage Space. The term “Lease Year” means (i) the portion of a year commencing on the Commencement Date and ending on the day preceding the Last Portion Commencement Date (“Partial Lease Year”), (ii) the twelve (12) month period beginning on the day following the end of the Partial Lease Year (“First Lease Year”), and (iii) each subsequent twelve-month period during the Term successively following the end of the First Lease Year.

(B)         Base Rent for each Floor (which shall include Base Rent allocable to 1/5 of the Lobby Space) is as follows:

(1)         For the period beginning on the Portion Commencement Date of the Portion of which the Floor is a part and ending on the last day of the third (3rd) Lease Year (“First Office Rent Period”) - $407,892.80 per annum ($2,039,464.00 per annum for the entire Office Space and Lobby Space);

(2)         for the period beginning on the day following the end of the First Office Rent Period and ending on the last day of the sixth (6th) Lease Year (“Second Office Rent Period”) - $456,839.92 per annum ($2,284,199.60 per annum for the entire Office Space and Lobby Space):

(3)         for the period beginning on the day following the end of the Second Office Rent Period and ending on the last day of the ninth (9th) Lease Year (“Third Office Rent Period”) - $511,660.70 per annum ($2,558,303.50 per annum for the entire Office Space and Lobby Space):

(4)         for the period beginning on the day following the end of the Third Office Rent Period and ending on the last day of the twelfth (12th) Lease Year (“Fourth Office Rent Period”) - $573,059.98 per annum ($2,865,299.90 per annum for the entire Office Space and Lobby Space):

(5)         for the period beginning on the day following the end of the Fourth Office Rent Period and ending on the last day of the fifteenth (15th) Lease Year (“Fifth Office Rent Period”) - $641,827.16 per annum ($3,209,135.80 per annum for the entire Office Space and Lobby Space): and

(6)         for the period beginning on the day following the end of the Fifth Office Rent Period and ending on the Expiration Date - $718,846.40 per annum ($3,594,232.00 per annum for the entire Office Space and Lobby Space).

(C)         Base Rent for the New Storage Space is as follows:

(1)         For the period beginning on the Portion Commencement Date of Portion 2 and ending on the last day of the fifth (5th) Lease Year (“First New Storage Rent Period”) - $96,700.00 per annum;

(2)         for the period beginning on the day following the end of the First New Storage Rent Period and ending on the last day of the tenth (10th) Lease Year (“Second New Storage Rent Period”) - $106,370.00 per annum;

(3)         for the period beginning on the day following the end of the Second New Storage Rent Period and ending on the last day of the fifteenth (15th) Lease Year (“Third New Storage Rent Period”) - $117,007.00 per annum; and

(4)         for the period beginning on the day following the end of the Third New Storage Rent Period and ending on the Expiration Date - $128,707.70 per annum.

(D)         Base Rent for the Original Storage Space is as follows:

(1)         For the period beginning on the OSS Commencement Date (viz. January 1, 1998) and ending on the last day of the fifth (5th) Lease Year (“First Original Storage Rent Period”)-$110,645.00 per annum;

(2)         for the period beginning on the day following the end of the First Original Storage Rent Period and ending on the last day of the tenth (10th) Lease Year (“Second Original Storage Rent Period”)-$121,709.50 per annum;

(3)         for the period beginning on the day following the end of the Second Original Storage Rent Period and ending on the last day of the fifteenth (15th) Lease Year (“Third Original Storage Rent Period”)-$133,880.45 per annum; and

(4)         for the period beginning on the day following the end of the Third Original Storage Rent Period and ending on the Expiration Date-$147,157.85 per annum.

(E)         Base Rent for the Parking Lot is as follows:

(1)         For the period beginning on the Portion Commencement Date of Portion 1 and ending on the last day of the fourth (4th) Lease Year (“First Parking Rent Period”) - $125,000.00 per annum;

(2)         for the period beginning on the day following the end of the First Parking Rent Period and ending on the last day of the eighth (8th) Lease Year (“Second Parking Rent Period”) - $150,000.00 per annum;

(3)         for the period beginning on the day following the end of the Second Parking Rent Period and ending on the last day of the twelfth (12th) Lease Year (“Third Parking Rent Period”) - $175,000.00 per annum;

(4)         for the period beginning on the day following the end of the Third Parking Rent Period and ending on the last day of the sixteenth (16th) Lease Year (“Fourth Parking Rent Period”) - $200,000.00 per annum; and

(5)         for the period beginning on the day following the end of the Fourth Parking Rent Period and ending on the Expiration Date - $225,000.00 per annum.

(F)          (1)         Accordingly, during the portion of the Term commencing with the First Lease Year and ending on the Expiration Date (the last day of the 20th Lease Year), the Base Rent payable by Tenant to Landlord is as follows:

Lease Year	Base Rent (per annum)
1	$2,371,809.00
2	$2,371,809.00
3	$2,371,809.00
4	$2,616,544.60
5	$2,641,544.60
6	$2,662,279.10
7	$2,936,383.00
8	$2,936,383.00
9	$2,961,383.00
10	$3,268,379.40
11	$3,291,187.35
12	$3,291,187.35
13	$3,660,023.25
14	$3,660,023.25
15	$3,660,023.25
16	$4,070,097.55
17	$4,095,097.55
18	$4,095,097.55
19	$4,095,097.55
20	$4,095,097.55

(2)         During the Partial Lease Year, the components of the Base Rent, as and when applicable, are as follows:

Portion 1	$532,892.80 per annum
($44,407.73 per month)

Portion 2	$912,486.40 per annum
($76,040.53 per month)

Portion 3	$815,785.60 per annum
($67,982.13 per month)

Portion 4	$110,645.00 per annum
($9,220.42) per month

(D)         All other payments due to Landlord from Tenant under this Lease shall be considered “Additional Rent.” Base Rent and Additional Rent shall be referred to sometimes as “rent” in this Lease. Base Rent shall be payable in equal monthly installments at the end of each calendar month, provided that for the months in which each Portion Commencement Date and the Expiration Date occur, Tenant shall pay only a pro rata share of the applicable monthly installment. All rent (Base Rent and Additional Rent) shall be payable to Landlord’s managing agent (presently as set forth in the last sentence of this Section (F)) or to any party or to any other address as may be designated by Landlord from time to time, by notice in the manner provided in Article 21 hereof.

All bills sent by Landlord to Tenant shall have clearly reflected thereon the property, address, and block and lot for which the bill is being sent. All bills must be legible and must contain the address to which the payment should be sent. The name, address, and telephone number of the Landlord’s contact person for billing inquiries must be provided to Tenant in the manner designated in Article 21 hereof. The initial such person is Cassius Earnest, c/o Williams Real Estate Co. Inc., 380 Madison Avenue, New York, New York 10017 (telephone number 716-3651).

ARTICLE 3

TENANT’S RIGHT TO TERMINATE

(A)         Tenant may by at least one (1) year’s prior written notice (“Termination Notice”) sent to Landlord, at any time on or after the seventh (7th) anniversary of the Last Portion Commencement Date, time being of the essence, elect to terminate this Lease as to a Termination Space (as hereinafter defined), effective on the date (“Early Termination Date”) specified in the Termination Notice, which Early Termination Date may be no earlier than one (1) year after the date on which the Termination Notice is received by Landlord. The Termination Notice must also specify the Termination Space to which the Termination Notice is applicable. If Tenant properly exercises such right of termination, this Lease shall terminate with respect to the Termination Space specified in the Termination Notice on the Early Termination Date, but such termination shall, at Landlord’s option, be effective only if (1) on or before the Early Termination Date. Tenant vacates and delivers possession of the Termination Space in the condition required by this Lease: (2) Tenant is not in material default of a monetary obligation under this Lease after written notice to Tenant from Landlord pursuant to Article 33 (F) below and expiration of any applicable grace period at the time Tenant sends the Termination Notice and on the Early Termination Date; and (3) Tenant pays the Termination Payment (as hereinafter defined) no later than thirty (30) days following the Early Termination Date, provided Landlord has provided Tenant with an invoice therefor in a timely manner and reflecting the appropriate amount of the Termination Payment in accordance with the schedule referred to in Section (E) of this Article 3.

(B)         A “Termination Space” is one of the following only:

(1)         The entire Demised Premises, as then constituted; or

(2)         Floor 8 and an unsubdivided 1/5 of the Lobby Space; or

(3)         Floors 4, 5, 6 and 7, the unsubdivided balance of the Lobby Space, the New Storage Space and the Parking Lot, together; or

(4)         the Original Storage Space.

(C)         If this Lease is effectively terminated in part pursuant to Section (A) hereof (i.e., if the Termination Space as to which this Lease had been terminated had not been the entire Demised Premises), then Tenant shall have the right to send a second Termination Notice, on all of the terms and conditions set forth in Section (A) (including the time periods, Termination Payment, and conditions to the effectiveness thereof), except that (1) the termination date (“Final Termination Date”) specified in such second Termination Notice shall be no earlier than two (2) years after the Early Termination Date under the first Termination Notice; and (2) the Termination Space under the second Termination Notice shall be the entire remaining Demised Premises.

(D)         Anything herein to the contrary notwithstanding, and without affecting Tenant’s right to send a second Termination Notice under Section (C) of this Article 3, Tenant may terminate this Lease solely with respect to the Original Storage Space by a Termination Notice effective at any time on or after the eighth (8th) anniversary of the Last Portion Commencement Date. In the event of such a termination, there shall be no Termination Payment.

(E)         The “Termination Payment” is the unamortized amount, as of the applicable Termination Date, of that portion of the brokerage commission payable only to C&W by Landlord under Article 33 Subsection (E) below with respect to this Lease and allocable, on a pro rata basis based on Base Rent (as set forth in Article 2), to the applicable Termination Space, pursuant to the brokerage commission agreement provided to Tenant under Article 33 (E) hereinbelow, all as set forth in Schedule 1 annexed hereto and made a part hereof.

(F)         If Tenant effectively exercises its right to terminate this Lease as to a Termination Space as set forth in this Article, then, effective as of the applicable Termination Date, this Lease shall terminate as to the applicable Termination Space as if such Termination Date were the Expiration Date therefor. If the Termination Space is not the entire Demised Premises, then, as of the Early Termination Date, the Base Rent otherwise payable under this Lease shall be reduced by the Base Rent allocable to the Termination Space (calculated on a per rentable square foot basis with respect to Office Space) and Tenant’s Proportionate Share ( as further defined in Article 4 below) shall be reduced by subtracting therefrom 9.92% if the Termination Space includes Floor 8 and an undivided 1/5 of the Lobby Space, 46.28% if the Termination Space includes Floors 4. 5. 6 and 7 and the unsubdivided balance of the Lobby Space, the New Storage Space and the Parking Lot and 7.2% if the Termination Space is or includes the Original Storage Space.

ARTICLE 4

TAX AND OPERATING EXPENSE ESCALATIONS

Landlord and Tenant agree that in addition to the Base Rent provided for in the preceding Articles of this Lease, Tenant shall pay, as Additional Rent, Tenant’s Proportionate Share of Tax Payments and Operating Expense Escalation, as those terms are hereinafter defined. Paragraph I and II do not apply to the Parking Lot, which is dealt with in Paragraph IV.

I. (A)       BASE YEAR OPERATING EXPENSES: CONSUMER PRICE INDEX ADJUSTMENTS

(1)    “ Base Year Operating Expenses” shall mean the costs and expenses, i.e., ‘‘Operating Expenses,” reasonably incurred or borne by Landlord with respect to the operation and maintenance of the Building, including, without limitation, but without duplication and consistent with industry practice in similar buildings in Brooklyn, in the calendar year 2000 ( i.e., the” Base Year”), in providing services to tenants and costs and expenses with respect to (a) salaries, wages, medical, surgical and general welfare benefits (including, without limitation, group life insurance, hospitalization and disability benefits), pension payments, all other fringe benefits of employees of Landlord engaged in the operation and maintenance of the Building of not higher than the grade of Building manager (or Building superintendent) and below (collectively, “Building Employees”) and all other payments made on behalf of or for the account of such employees; (b) payroll taxes and worker’s compensation insurance for Building Employees; (c) uniforms and cleaning of uniforms for Building Employees; (d) steam and/or any other fuel; (e) the cost of all heat, ventilation and air-conditioning furnished to the Building and all water (including related sewer charges) used in the Building unless and to the extent separately paid for by Tenant or other tenants or occupants of the Building, and the cost of all charges (including fuel adjustment factor, surcharges, and meter reading charges) for electricity furnished to the public, common and service areas of the Building and/or used in the operation of all of the base building systems and service facilities of the Building unless and to the extent separately paid for by Tenant or other tenants or occupants of the Building, including any taxes on such utilities; (f) the cost of all charges for casualty and risk insurance, extended coverage; (g) the cost of all building and cleaning supplies (for common areas for the Building and the charges for a telephone for the Building; (h) the cost of all charges for window cleaning, cleaning (other than the interior of the Office Space which Tenant shall provide at its sole cost and expense), exterminating, rubbish removal, security, alarm and all other service or maintenance contracts, unless and to the extent separately paid for, or provided for, by Tenant or other tenants or occupants of the Building; (i) the cost of rentals of capital equipment designed to result in savings or reductions in Base Year Operating Expenses; (j) all costs of lobby decorations and interior and exterior landscape and plant care and maintenance; (k) all costs of painting and decorating the public, common and service areas of the Building; (I) professional and consulting fees (including, without limitation, accounting fees but not legal and attorneys’ fees) directly related to the maintenance and operation of the Building (including, without limitation, preparation of statements and bills for escalations, and disputes with tenants that benefit other Building tenants and where Landlord is successful), which are “out-of-pocket” expenses actually incurred by Landlord and which shall not be in excess of fees for such items incurred by landlords of comparable office buildings in Brooklyn; (m) capital equipment, improvements or replacements to the extent that the same (i) are expenses or regarded as deferred expenses under generally accepted accounting principles, or (ii) are required by law, or (iii) actually result in a saving of Base Year Operating Expenses (in any of such cases, the cost of the capital improvements shall be included in only to the extent of one tenth of their value (assuming an amortization period of ten years) with an interest factor equal to two percent (2%) percent over the so-called “prime” or “base” rate of Citibank, N.A. from time to time in effect) if they are incurred during the Base Year, provided, however that Base Building Work and Tenant Work under Article 6 hereof shall not qualify in any respect for this item (m); (n) only to the extent of one tenth of their value (assuming an amortization period of ten years) with an interest factor equal to two percent (2%) percent over the so-called “prime” or “base” rate of Citibank, N.A. from time to time in effect, if they are incurred during the Base Year, all expenses incurred by Landlord in connection with compliance with any law, rule, order, ordinance, regulation or requirement of any governmental authority having or asserting jurisdiction or any order, rule, requirement or regulation of any utility company, insurer of Landlord or the Board of Fire Underwriters (or successor organization), but excluding any such costs incurred in complying with laws, rules, requirements, ordinances or regulations that (i)exist on the Lease Execution Date, or (ii) are part of the Work under Article 6 below, or (iii) are Landlord’s responsibility under Article 7 below (ADA); (o) the cost of all exterior window replacements and repair; (p) management fees; and (q) any and all other expenses reasonably incurred by Landlord for operation and maintenance of the Land and Building which are customary for similar buildings in New York City.

(2)         Notwithstanding anything in this Lease to the contrary, the following items shall be excluded from Base Year Operating Expenses: (a) the costs of repairs or other work occasioned by fire, windstorm or other insured loss (and, if Landlord has failed to maintain such insurance coverage as would be maintained by a reasonably prudent owner of similar property, then the costs of repairs or other work occasioned by uninsured losses which would have been covered by such insurance), or by the exercise of eminent domain, or the cost of repairs for which Tenant has reimbursed Landlord under any provision of this Lease, or which are to be performed at Landlord’s sole cost and expense as expressly set forth in this Lease; (b) leasing commissions, rental concessions and lease buy-outs; (c) the costs of renovating or otherwise improving or decorating, painting or redecorating space for tenants or other occupants of the Building; (d) Landlord’s cost of electricity and other services and goods that are sold to tenants and for which Landlord is entitled to be reimbursed by tenants as an additional charge or rental over and above the basic rent payable under the lease with such tenant (or if provided on a so-called “rent inclusion” basis); (e) depreciation; (f) overhead and profit increment paid to subsidiaries or affiliates of Landlord for services on or to the Building and amounts paid for services that are not rendered pursuant to an arms length contract, to the extent only that the costs of such services exceed competitive costs of such services; (g) interest on debt or amortization payments on any mortgage or mortgages, and rental under any ground or underlying lease or leases; (h) Landlord’s general overhead and any other expense not related to the Building; (i) any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord; (j) all items and services and goods for which Tenant or any other person reimburses Landlord or pays third persons (other than pursuant to operating expense, porter’s wage formula or like provisions); (k) wages, salaries and other compensation paid to employees of the Building above the grade of Building manager (or Building superintendent); (1) professional fees allocable to preparation of leases and related instruments (including, without limitation, guarantees, surrender agreements, lease amendments and consents to assignment or subletting) for other tenants (or prospective tenants) and the enforcement of any such instrument (except as otherwise provided in subdivision (l) (i) hereinabove); (m) advertising and promotional expenses with respect to leasing space in the Building; (n) Taxes and/or Real Estate Taxes; (o) estate, inheritance, gift, franchise and income taxes not included in Taxes and/or Real Estate Taxes; (p) all items that would be capitalized under generally accepted accounting principles except if expressly provided for in subdivision (A)(l)(m) hereinabove; (q) all other items for which any tenant compensates Landlord hereunder so that no duplication of payments shall occur, and (r)all other expenses which are to be borne by Landlord at its sole cost and expense under any applicable provision of this Lease.

(3)         “Base Year Operating Expenses” shall mean the Operating Expenses for the calendar year 2000 (the “Base Year”).

(4)         The intent of the parties is that Tenant shall pay its proportionate share of increases in Base Year Operating Expenses (i.e., Operating Expense Escalations) based on the Building being fully occupied. Accordingly, in determining the amount of Base Year Operating Expenses, if less than one hundred percent (100%) of the Building rentable area shall have been occupied by tenant(s) at any time during the Base Year, Base Year Operating Expenses shall be an amount equal to those Operating Expenses that would have been incurred in the Building under the definition of Operating Expenses above set forth had such occupancy been one hundred percent (100%) throughout the Base Year.

(5)         Landlord shall be required to notify Tenant of any significant related party transactions the cost of which are included in the Base Year Operating Expenses. When such transactions occur, the prices of the same must be in line with normal industry practice in Brooklyn for similar types of buildings. Failure to notify Tenant of such related party transactions shall result in a disallowance of any costs thereof that would otherwise be part of the Base Year Operating Expenses. If such related party transactions occurred and were disclosed but it is established that the cost thereof was excessive, then such charges shall be disallowed to the extent they exceed normal industry prices in Brooklyn for similar types of buildings.

(6)         No later than July 1,2001, Landlord shall furnish to Tenant a schedule of Base Year Operating Expenses. Such schedule of Base Year Operating Expenses must be prepared in a format no less detailed than the corresponding schedule which constitutes an exhibit to the lease between Landlord and Tenant, dated as of January 1,1997, for space at 240- 250 Livingston Street, Brooklyn, New York and which is annexed hereto as Exhibit B and made a part hereof. Such schedule of Base Year Operating Expenses must include a statement signed by an executive of Landlord that avers that there is complete and accurate documentation in Landlord’s or Landlord’s managing agent’s files to support each and every charge included in Base Year Operating Expenses. Landlord must have supporting documents for each component of Base Year Operating Expense or any such component for which such documentation is not furnished will be disallowed. Such schedule of Base Year Operating Expenses (“Expense Schedule”) shall be accompanied by a report of Landlord’s Certified Public Accountant in the form attached hereto as part of Exhibit B.

(B) (1) (a)       “Price Index” shall mean The Consumer Price Index for U.S. City Average - All Urban Consumers (1982-84 equals 100), issued by the Bureau of Labor Statistics of the United States Department of Labor.

(b)     “Base Price Index” shall mean the Price Index for December, 1999.

(c)     “Operating Year” shall mean each twelve (12) month period consecutively following the calendar year 2000, all or any part of which falls within the Term.

(d)     “Index Month” shall mean December, 2000 and the month of December in each successive Operating Year (so that the Index Month for Operating Year 2001 shall be December. 2000, the Index Month for Operating Year 2002 shall be December, 2001, etc.).

(2)         “Operating Expense Escalation” shall mean a sum which Tenant covenants and agrees to Landlord for each Operating Year commencing with calendar year 2001, computed by multiplying (x) the sum representing the Base Year Operating Expenses by (y) the percentage, if any, by which the Price Index, as published for the Index Month of the Operating Year in question exceeds the Base Price Index, multiplied by (z) 63.4%,, which represents Tenant’s Proportionate Share of Operating Expenses under this Lease, assuming Substantial Completion and/or delivery and/or occupancy by Tenant for the conduct of its business, of the entire Demised Premises as provided hereinbelow in Article 6, but otherwise pro rata based on the percentages set forth in Section (F) of Article 3 herein. (See example below for calculating the Price Index change for a sample Operating Year.)

(3)         Such Operating Expense Escalation for every Operating Year shall be billed and paid as follows: Within two (2) months after the beginning of any such Operating Year, Landlord shall deliver to Tenant a statement (hereinafter the “Expense Statement”) showing the amount of such Operating Expense Escalation payable for the then current Operating Year (the “Amount’’), which Amount shall be calculated by using the Price Index for the Index Month of the preceding Operating Year according to (2) above. Tenant shall pay the Amount to Landlord in equal monthly installments in arrears on the last day of each and every month during such Operating Year (except that the monthly installments for the months elapsing prior to the delivery of the Expense Statement shall be payable with the monthly installment next accruing after the delivery of the Expense Statement).

(4)         Landlord shall not be obliged to make any adjustments or recomputations, retroactive or otherwise, by reason of any revision which may later be made in the figure of the Price Index first published for any month. The Price Index published for any Index Month shall, for the purpose of this Section (A), be deemed no lower than the Base Price Index.

(5)         If the Price Index ceases to use the 1982-84 average equaling 100 as the basis of calculation, then the Price Index shall be appropriately adjusted to reflect the change in the Price Index from that in effect at the date of this Lease. If such Price Index shall no longer be published by said Bureau, then any substitute or successor index published by said Bureau or other governmental agency of the United States, and similarly adjusted as aforesaid, shall be used. If such Price Index (or a successor or substitute index similarly adjusted) is not available, a reliable governmental or other reputable publication selected by Landlord and Tenant jointly and evaluating the information theretofore used in determining the Price Index shall be used.

(6)         If the Term ends on a day other than the last day of an Operating Year, Tenant’s liability under this Subparagraph (B) shall be apportioned so that Tenant shall pay only such part of the sums required to be paid under this Subparagraph (B) that shall be included in the Term.

(7)         Example for calculating the Price Index change for Operating Year 2001.

Index point change

CPI for December, 2000	140
Less CPI for December, 1999	135
Equals index point change	5

Percent Change

Index point difference	5
Divided by CPI for December, 1999	135
Equals	0.0370x100
Equals percent change	3.70%

II.          REAL ESTATE TAX ESCALATIONS

(A)         The term “Taxes” and “Real Estate Taxes” as used herein, shall mean the real estate taxes and assessments (including special assessments) on or with respect to the Building and the land on which it stands (“Land”) which are assessed, levied, or imposed by any governmental authority having jurisdiction including, without limitation, (i) assessments made upon or with respect to any “air” and “development” rights now or hereinafter appurtenant to or affecting the Land; (ii) any fee, tax or charge imposed by any governmental authority for any vaults, vault space or other space within or outside the boundaries of the Land; and (iii) any taxes or assessments levied after the date of this Lease in whole or in part for the public benefits to the Land or the Building, including, without limitation, Business Improvement District taxes and assessments; without taking into account any discount that Landlord may receive by virtue of any early payment of Taxes, in each case, calculated as if the Land and Building were the only asset of Landlord; provided, that if because of any change in the taxation of real estate, any other tax or assessment however denominated (including, without limitation any franchise, income, profit, sales, use, occupancy, gross receipts or rental tax) is imposed upon Landlord or the owner of the Land or the Building, or the occupancy, rents or income therefrom, in substitution for any of the foregoing Taxes, such other tax or assessment shall be deemed part of Taxes computed as if Landlord’s sole asset were the Land and Building. Excluded from the foregoing enumerations of Taxes and Real Estate Taxes will be (i) any income, franchise, inheritance, capital stock, excise, excess profits, occupancy or rent, gift, estate, payroll or stamp taxes or foreign ownership or control taxes and any capital gains tax and deed tax or transfer tax imposed by Article 29 of the New York State Tax Law, and any mortgage recording tax imposed by Article 11 of the New York State Tax Law, and (ii) any Taxes resulting from an increase of the assessed value of the Building attributable to additions to the Building which increase the rentable area of the Building. As of the date hereof, to the best of Landlord’s knowledge, the only Taxes affecting the Building and/or the Land are the real estate taxes payable to the City of New York.

(B)         Tenant covenants and agrees that commencing as of July 1, 2001, Tenant shall pay to Landlord, as Additional Rent, an annual sum (the “Tax Payment”) equal to the product of: (x) Tenant’s Proportionate Share ( 63.4% , assuming Substantial Completion and/or delivery and/or occupancy by Tenant for the conduct of its business, of the entire Demised Premises as provided hereinbelow in Article 6, but otherwise pro rata based on the percentages set forth in Section (F) of Article 3 herein,), and (y) the amount by which the annual Real Estate Taxes for the current July 1 - June 30 period (each such period, a “Tax Year”) exceed the amount of Real Estate Taxes finally imposed or assessed on the Land and Building (but not including the Parking Lot, which is covered by Subsection (E) below )for the July 2000—June 2001 Tax Year (“Base Taxes”). Tenant shall pay the Tax Payment in two (2) equal installments, each of which shall be due within thirty (30) days after Landlord presents to Tenant a copy of an official Real Estate Tax bill from the applicable governmental authority. The Tax Payment payable for the Tax Year during which the Term hereof expires shall be prorated based on the number of days of the Term which fall within such Tax Year.

(C)         Appropriate adjustment shall be made for any refund obtained by reason of a reduction in the assessed valuation made by the assessors or the courts for any period falling within the Term, including with respect to Base Taxes. In calculating the amount of such adjustment, Landlord may deduct therefrom, any expenses incurred by Landlord, or Landlord’s estate, including payments to consultants, attorneys and appraisers, in contesting, or otherwise seeking a reduction of, the Taxes and Real Estate Taxes or assessed value of the Land or Buildings by tax certiorari proceedings or otherwise; provided, however, that Landlord shall not deduct payments to any consultant, attorney or appraiser for performing the same function as another consultant, attorney or appraiser for which Landlord is deducting its costs. The original computations, as well as payments of Additional Rent, if any, under the provisions of this Article, shall be based on the original assessed valuation with adjustments to be made if and when the Tax refund, if any, has been paid to Landlord. All rights and obligations of the parties hereto respecting any Tax Payments shall survive the expiration or earlier termination of the Term hereof.

(D)         If the Base Taxes shall be reduced or increased as a result of protests of proceedings filed therefor, then the Base Taxes shall be amended to the amount actually collectible by the City of New York, and all previously made Tax Payments shall be appropriately adjusted and any additional payments or credits shall be due and payable within thirty (30) days after billed or credited by Landlord. Landlord shall use best efforts to promptly notify Tenant in writing each time a tax assessment is challenged, but Landlord’s failure to do so shall not affect the parties’ rights or obligations hereunder.

III. RIGHT TO WITHHOLD AND AUDIT

(A)         If Landlord fails to furnish any statements, schedules, forms (collectively “Statements”) under this Article relating to Base Year Operating Expenses, Operating Expense Escalations or Real Estate Taxes or Tax Payments, Tenant may, after thirty (30) days’ written notice to Landlord specifying the missing Statements and Landlord’s failure to furnish the missing Statements within such thirty (30) day period, withhold all Additional Rent due and owing to Landlord, including but not limited to Tax Payments and Operating Expense Escalations above, until Landlord furnishes the foregoing Statements. Tenant’s liability for Operating Expense Escalations and Tax Payments due pursuant to this Article and/or Landlord’s liability for refunding any overpayment by Tenant shall survive the expiration of the Term.

Pending any audit by the Tenant or Comptroller of Operating Expense Escalations and Tax Payments for any calendar and/or fiscal year, including the Base Year Operating Expenses and Base Taxes, Tenant shall pay Operating Expense Escalations and Tax Payments pursuant to the provisions hereof for such year as billed by Landlord, provided, however, that once Tenant notifies Landlord as to a dispute Tenant shall have the right to withhold only the disputed amount on account of Operating Expense Escalations or Tax Payments until the dispute in question is resolved; and upon completion of such audit Tenant shall be allowed to deduct immediately overcharges detected upon audit from any installment of rent then becoming due. or, if at the end of the Term, Tenant shall be entitled to a payment from Landlord for such amounts within seven (7) days of Termination or expiration.

(B)         Any right of Tenant to audit Base Year Operating Expenses shall be conditioned upon such audit being commenced by Tenant (without reference to the Comptroller’s right to audit) within one (1) year after Landlord furnishes the Expense Schedule and such audit being conducted in a reasonably expeditious manner. Any amount overpaid by Tenant shall bear interest at the Default Rate ( as hereinafter defined) from the date of payment to the date of refund. Any amount wrongfully withheld by Tenant shall bear interest at the Default Rate from the date such amount was first withheld until actually paid.

(C)         Tenant and its authorized representative, at Tenant’s sole expense, shall have the right to examine and copy and, with respect to computation of Base Year Operating Expenses Operating Expense Escalations, Base Taxes and Tax Payments, audit any and all relevant books and records of Landlord, including, but not limited, original invoices, originals of executed contracts, original canceled checks, general ledgers and books of original entry, for the purpose of verifying the accuracy of any Statement furnished by Landlord to Tenant with respect to the Base Year Operating Expenses, computation of Operating Expense Escalations, Base Taxes and Tax Payments hereunder, upon reasonable prior notice, during regular business hours. All such Statements are subject to verification by the occupying agency or its representative and post-audit by the Office of the Comptroller, it being agreed that such verification and audit rights shall not extend to an audit of Landlord’s operating expenses, except for Base Year Operating Expenses (since Tenant’s payment obligations are based on the Price Index escalation above the Base Year Operating Expenses and not on Landlord’s actual expenses). Landlord shall be required to retain the books and records required herein at its main office(s) or such other locations within New York City as it may designate, for six (6) years after the period to which they relate.

(D)         Landlord shall notify Tenant of (i) any protest filed by any other tenant of the Building regarding amounts billed for Base Year Operating Expenses and/or Tax Payments pursuant to this Article; and (ii) with respect to any Base Year Operating Expenses and Base Taxes and Tax Payments pursuant to this Article, any audits, resolution of audits, claims for a refund of overpayments, settlements of overpayments, refunds of overpayments, and litigation and arbitration proceedings for recovery of overpayments, where such audits and other actions result in a determination that overcharges have occurred. For litigation and arbitration proceedings for recovery of overpayments, “determination” shall mean the trial-lower court or arbitrator’s determination, respectively, prior to appeals. Tenant shall complete any examination or audit initiated for the verification of any Statement within a reasonable time. If, at the end of such period, Tenant has not claimed in good faith to have found a miscalculation relating to such Statement, Tenant shall be deemed to have accepted such Statement and shall, within ten (10) days thereafter, remit all disputed withheld amounts (with interest as hereinabove provided). If Tenant does, within such period, claim in good faith to have found a miscalculation, Tenant shall notify Landlord. Landlord and Tenant shall use good faith efforts to resolve any disagreement within ten (10) business days after Tenant’s notice and, if they fail to do so, either party may submit such disagreement to arbitration in accordance with Article 6 (X) below.

IV.          REAL ESTATE TAX ESCALATION FOR PARKING LOT

Upon delivery to Tenant for its exclusive use of the Parking Lot, Tenant shall pay Tax Payments with respect to the Parking Lot (Block 165, Lot 68)pursuant to all the terms and conditions of Paragraph II above, except that the Base Taxes shall be those applicable to the Parking Lot only and Tenant’s Proportionate Share of Tax Payments for the Parking Lot shall be 100%.

ARTICLE 5

LANDLORD’S INTEREST IN PREMISES

Landlord warrants and represents that it is the owner in fee of the Building, the Demised Premises, and the Land and is empowered and authorized to lease the Demised Premises as provided herein.

ARTICLE 5A

TENANT’S OPTION WITH RESPECT

TO ORIGINAL STORAGE SPACE

Tenant shall have a one time option to extend the OSS Term for a period from January 1, 2019 through the Expiration Date (“OSS Renewal Term”), by written notice sent to Landlord no later than December 31, 2017, time being of the essence. If Tenant exercises such option, this Lease shall continue in full force and effect with respect to the Original Storage Space during the OSS Renewal Term (including, without limitation, escalation base periods and percentages) and the Base Rent for the Original Storage Space shall be $147,157.85 per annum during the OSS Renewal Term.

ARTICLE 6

BASE BUILDING AND TENANT WORK;

SUBSTANTIAL COMPLETION

(A)         Landlord agrees to make alterations and improvement in and to the Building and the Demised Premises as provided in this Article based on preliminary plans and scopes of work (collectively, “Preliminary Plans”) prepared by the Division of Real Estate Services (“DRES”), approved by the occupying agencies and attached hereto as Exhibit C and made a part hereof. Such work consists of (1) alterations and improvements in and to the Building and its systems and facilities (outside of the Demised Premises) described in Landlord’s base building scope of work, constituting a part of Exhibit C (“Base Building Work”), which shall be performed by Landlord and paid for as provided in Sections (H), (I) and (K) of this Article 6, and (2) alterations and improvements in and to the Office Space described in the Preliminary Plans (“Tenant Work”), which shall be performed by Landlord and paid for by Tenant as set forth in Sections (H), (I) and (K) of this Article 6. The Base Building Work and the Tenant Work, which are hereinafter collectively referred to as the “Work,” are both fully described in Exhibit C annexed hereto. Notwithstanding the foregoing, the Lobby Space will remain “as is,” subject, however, to the requirements of Article 7 below; the Original Storage Space will remain “as is,” except for a building standard painting, at Tenant’s request and Landlord’s sole cost and expense, with the necessary and reasonable cooperation of Tenant; and the New Storage Space is being leased “as is.”

(B)(1) Within one (1) business day after the Execution Date, Landlord shall solicit and deliver to DRES bids from three architects for the cost of preparing the Final Plans (as hereinafter defined) for the Work in its entirety, which bids shall be broken down into Base Building Work and Tenant Work cost components. Each such bid shall set forth the cost and itemization of the architect’s work. Within five (5) business days after receipt of such bids, DRES shall submit to Landlord either written (1) approval of one of the three bids, or (2) disapproval of all bids, accompanied by reasonable justification for such disapproval. In the event of the reasonable disapproval of all three bids, DRES shall meet with Landlord within five (5) business days after such disapproval, at which time both Landlord and DRES shall reasonably and in good faith attempt to resolve DRES’ reasonable objections constituting the basis for such disapproval. Landlord and Tenant shall continue to cooperate reasonably and in good faith with each other until a mutually acceptable architect is selected.

(2)         Within fifty (50) business days from (i) the date of selection of the Architect (defined below) or (ii) the Lease Execution Date, whichever is later, Landlord shall cause the mutually selected architect ( such architect being referred to herein as the “Architect”), at the approved cost set forth in said Exhibit C-1, to prepare and deliver to DRES architectural and engineering plans and specifications for the performance of the Work (“Complete Plans”). The Complete Plans must (1) be engineering and architecturally complete; (2) be coordinated with the existing conditions and facilities of the Building; (3) be in conformance with all applicable New York City codes and all other applicable requirements, including, but not limited to, the terms and conditions set forth in the professional services requirement document prepared by DRES and entitled “Guide for Design Consultant” and dated October, 1996 (a copy of which is attached hereto as Exhibit D); (4) be coordinated with and based on the Preliminary Plans; (5) create a complete set of construction documents; and (6) include a phasing plan, which shall describe the sequence of the Work to be performed (“Phasing Plan”). Concurrently with the delivery of said Complete Plans to DRES, the Complete Plans shall be filed with the Building Department, the Fire Department and all other governmental authorities having jurisdiction.

(C)         Within fifteen (15) business days after delivery of the Complete Plans to Tenant, DRES will review and either approve or disapprove such initial Complete Plans (including, without limitation, the Phasing Plan), which approval shall not be unreasonably withheld or delayed. If DRES fails to respond within such fifteen (15) business day period, such Complete Plans and the accompanying Phasing Plan shall be deemed approved. If DRES does not approve such initial Complete Plans in their entirety, it shall, within such fifteen (15) business day period, indicate in writing which aspects or portions of such Complete Plans it does approve, if any, and the corrections reasonably required for its furnishing of such approval with respect to the remainder of such Complete Plans. Landlord shall, within fifteen (15) business days after receipt of such proposed corrections, resubmit revised Complete Plans and DRES shall, within ten (10) business days after the receipt of such Complete Plans, either approve or disapprove such revised Complete Plans in the same manner set forth above. If DRES does not approve such revised Complete Plans in their entirety, the foregoing process shall continue, Landlord preparing revised Complete Plans and Tenant responding thereto, all within the time constraints and following the procedures set forth in the immediately preceding two sentences, until Tenant shall have approved the revised Complete Plans in their entirety, which approved revised Complete Plans are herein referred to as the “Final Plans.” Within ten (10) business days after such approval is received, the Final Plans shall be filed with the Building Department, the Fire Department and all other governmental authorities having jurisdiction.

(D)         Within ten (10) business days after DRES’ approval of the Final Plans, and prior to the commencement of the Work, Landlord shall deliver to DRES Building Department administrative approvals with respect to the Final Plans. If Landlord has not received such Building Department administrative approvals within such ten (10) business day period, Landlord shall provide DRES with (1) reasonable written verification that it has not received such administrative approvals; (2) a list of the most recent objections by the Building Department and Landlord’s reply thereto; and (3) reasonable substantiation that Landlord is proceeding diligently to obtain such administrative approvals. Within ten (10) business days after Landlord’s receipt of Building Department administrative approval of the Final Plans, Landlord will submit to DRES a copy of the Building Department permit for the performance of the Work (“Building Permit”). If Landlord has not received the Building Permit within such ten (10) business day period, Landlord shall (4) provide DRES with reasonable written verification that it has not received the Building Permit, and (5) furnish DRES with reasonable substantiation that Landlord (a) has diligently pursued and continues to diligently pursue obtaining the Building Permit, and (b) has responded in a timely manner to objections raised by the Building Department.

(E)         Landlord hereby represents and warrants that it has the financial capability and/or adequate financing to complete the Work within the time frames set forth herein. Landlord’s misrepresentation with respect to such capability shall constitute a basis for rescission of this Lease.

(F)         During the course of the preparation and revision of the Complete Plans and approval of the Final Plans, Landlord and DRES shall agree, on a reasonable basis, with respect to not fewer than three general contractors and/or construction managers (one of which may be Landlord or an affiliated entity) which shall be requested to competitively bid the performance of the Work (“Approved Bid Contractors”). Within twenty (20) business days after DRES’ approval of the Complete Plans, Landlord shall submit DRES-supplied cost estimate forms completed by each of the Approved Bid Contractors (“Cost Proposals”) for the performance of the Work. The Cost Proposals shall indicate in reasonable detail the proposed cost of the Base Building Work (“Base Building Work Cost”) and the proposed cost of the Tenant Work (“Tenant Work Cost”). The Base Building Work Cost and the Tenant Work Cost (collectively, “Work Cost”) shall constitute all costs and expenses (excluding construction loan interest and related financing cost) charged to Landlord for:

(1)         The preparation and filing of the Final Plans (including, without limitation, all Architect fees and disbursements (as approved in writing by DRES) for the preparation of the Final Plans and “as built” drawings pertaining to the performance of all aspects of the Work and expediters’ fees and filing fees for the submission of the Final Plans to all governmental authorities having jurisdiction for approval thereof);

(2)         Fees charged by all governmental authorities having jurisdiction for approval of the Final Plans, issuance of the Building Permit and all signoffs and approvals required to satisfy the requirements of this Article 6;

(3)         The performance of all items of the Work in accordance with the Final Plans; and

(4)         One general conditions’ fee from, and one charge for overhead and profit for, the Designated Contractor (as hereinafter defined), but only to the extent indicated in the approved Cost Proposal.

Landlord shall not be entitled to an administrative or management fee for the performance of the Work. There shall be no double payment by Tenant of any item included in the cost of the performance of the Work, including, without limitation, any component of overhead, profit or fees charged by the Designated Contractor.

(G)         Once Landlord has received the Cost Proposals (which Cost Proposals shall clearly delineate the Base Building Work Cost and Tenant Work Cost, as herein defined, as well as a breakdown of the Tenant Work Cost between Floor 8 and the remainder of the Office Space), it shall within three (3) business days thereafter furnish DRES with the paperwork of the Approved Bid Contractor which furnished the lowest bid for the total of the Base Building Cost and Tenant Work Cost, as herein defined. DRES may, within ten (10) business days after its receipt of such Cost Proposals, approve or disapprove same, so long as any disapproval is predicated on a reasonable basis and is consistent with the scope of work (constituting a part of Exhibit C annexed hereto) for the Base Building Work and the Tenant Work. If DRES fails to disapprove the Base Building Work Cost and/or the Tenant Work Cost within such ten (10) business day period, it shall be deemed to have approved both the Base Building Work Cost and the Tenant Work Cost. If DRES reasonably disapproves, it shall meet with Landlord within five (5) business days thereafter and Landlord and Tenant shall negotiate reasonably and in good faith and thereby agree upon the Base Building Work Cost and the Tenant Work Cost. As part of such negotiation, DRES shall meet with the Approved Bid Contractor which furnished the lowest bid for the total of the Base Building Work Cost and the Tenant Work Cost (“Designated Contractor”) and resolve (on a reasonable basis) any discrepancies in unit prices and quantities.

(H)         Landlord shall pay the first $1,456,760.00 of the Work Cost (the “Landlord’s Contribution”) and Tenant, shall pay any additional Work Cost (“Excess Work Cost”) which Excess Work Cost shall be paid as provided in Section (I) of this Article 6.

(I)         Tenant’s share of the Work Cost shall not exceed $10,310,429.00 (“Not to Exceed Amount”). Although Tenant shall be ultimately responsible for the payment, by way of reimbursement, to Landlord, in accordance with the provisions of this Article 6, of the entire Work Cost in excess of the Landlord’s Contribution, i.e., the Excess Work Cost, limited as hereinabove provided, the maximum amount which Landlord shall be required to have advanced at any one time on account of Tenant’s share of the Work Cost shall not exceed $9,750,000.00 (“Landlord’s Work Cost Advance”). Notwithstanding the foregoing, the Tenant Work Cost may be further modified at a later date by DRES requesting changes beyond the Final Plans, provided Tenant’s share thereof does not exceed the Not To Exceed Amount and the limitation of the Landlord’s Work Cost Advance is not exceeded, and provided that, with respect to such changes, Tenant and Landlord shall have agreed as to the nature, amount and cost thereof. If Tenant’s share of the Work Cost exceeds the Not To Exceed Amount, Landlord shall promptly notify DRES and DRES shall meet with Landlord, the Architect and the Designated Contractor to reasonably and in good faith resolve the overage, including, but not limited, to reducing the Base Building and/or Tenant Scope of Work. However, Tenant may not reduce the scope of the Base Building Work without Landlord’s prior written consent. With respect to items of such scope which involve elevator, HVAC and fire safety, Landlord’s consent may be unreasonably withheld. With respect to all other items of such scope of work, Landlord’s consent shall not be unreasonably withheld.

Landlord’s Initial Work Cost Advance shall be repaid by Tenant to Landlord in the following manner:

(1)         The portion of Landlord’s Work Cost Advance applicable to the Work for Portion 1 shall be repaid in a lump sum within forty-five (45)days after the Commencement Dale for Portion 1; and

(2)         One-half of the portion of Landlord’s Work Cost Advance, viz. that portion which is applicable to the Work for Portion 2, shall be repaid over five (5) years from the Commencement Date for Portion 2, as hereinafter provided; and

(3)         One-half of portion of the Landlord’s Work Cost Advance, viz. that portion which is applicable to the Work for Portion 3, shall be paid over five (5) years from the Commencement Date for Portion 3, as hereinafter provided.

Following the Commencement Date for each of Portion 2 or Portion 3, Tenant shall reimburse Landlord for the portion of Landlord’s Work Cost Advance applicable to the Work for Portion 2 or Portion 3, as the case may be, on a self-liquidating basis, in sixty (60) equal monthly installments of the portion of Landlord’s Work Cost Advance applicable to Portion 2 or Portion 3, together with interest on each such portion, at the rate of two percent (2%) in excess of the so-called “ prime” or “base” interest rate as established by the Citibank, N.A., or its successor, or if it ceases to exist the corresponding rate published in the New York Times in effect on the Commencement Date for the applicable portion (“Loan Interest Rate”), provided, however, that Tenant may at any time make additional payments in reduction of the outstanding balance of the portion of Landlord’s Work Cost Advance applicable to either Portion 2 or Portion 3 without penalty, in which case the amount of any remaining monthly payments shall be appropriately adjusted.

Notwithstanding the foregoing, Tenant in its sole discretion, may elect to reimburse Landlord for the portion of Landlord’s Work Cost Advance applicable to both Portions 2 and 3 by a lump sum payment made within forty-five (45) days following the applicable Commencement Date. Otherwise interest, as set forth above, shall be computed from the date of Substantial Completion until repayment in full of the portion of Landlord’s Work Cost Advance applicable to Portions 2 and 3. In the event this Lease is terminated pursuant to Article 3 hereof, Tenant shall reimburse the Landlord for the remaining balance of the portion of Landlord’s Work Cost Advance applicable to Portions 2 and 3 of the Work in one lump sum on or before the effective date of termination.

If Tenant fails to make any lump sum payment within the applicable forty-five (45) day grace period, such payment shall bear interest at the Loan Interest Rate from the end of such forty-five (45) day period until paid in full.

(4)         The entire then unpaid Landlord’s Work Cost Advance shall become due and payable, at the option of Landlord, upon (i) Tenant’s failure to make any payment due under this Section (1) and the continuance of such failure for ten (10) business days after Landlord’s written notice to DRES of such failure, unless such failure to make such payment is due to to the once yearly registration of this Lease with the Comptroller’s Office (subject to a thirty (30) day limitation), or (ii) the occurrence of any material monetary default by Tenant under this Lease that continues beyond any applicable notice and/or grace period and which results in the termination of this Lease, or (iii) the termination of this Lease for any reason whatsoever (other than pursuant to Section (Q) or (R) hereinbelow).

(J)         The Base Building Work Cost and the Tenant Work Cost shall be subject to audit by the Department of Citywide Administrative Services and/or its authorized representative but only if and so long as Tenant continues to make payment (which payment may be made on a “without prejudice” basis) in accordance with Section (I) hereinabove, and, at the discretion of the Comptroller of the City of New York, also may be post-audited by the Comptroller.

(K)         Landlord’s Contribution and Tenant’s share of the Work Cost shall be paid for initially by Landlord (but only as and to the extent set forth in Section (I) hereinabove). Landlord shall have a continuing obligation to make regular periodic payments to the Designated Contractor, at approximately thirty (30) day intervals, in amounts reasonably commensurate with the amount of progress toward Substantial Completion (as hereafter defined), during the period from the commencement of the performance of the Work through the Substantial Completion of the Work so as to assure diligent and timely completion of the Work.

(L)         The parties agree that the Demised Premises (other than the Original Storage Space) shall be renovated and delivered in the following stages: (1) Portion 1 - Floor 8, and the Parking Lot; (2) Portion 2 - two additional floors of the Office Space and the New Storage Space; and (3) Portion 3-the final two floors of the Office Space.

Subject to Sections (M) and (N) hereinbelow, portions of the Work shall be deemed “Substantially Complete,” and “Substantial Completion” of each of the several Portions of the Demised Premises (not including the Original Storage Space and the Parking Lot, which is dealt with in Section (P) hereinbelow) shall be deemed to have occurred, upon:

(1)         Certification by DRES (which certification shall not be unreasonably withheld or delayed) of Landlord’s completion of the Tenant Work for the applicable Portion (together with such portion of the Base Building Work as is necessary for the occupancy by Tenant of such Portion), excepting minor details of construction or decoration which do not materially adversely affect Tenant’s occupancy of such Portion; and

(2)         Delivery to DRES of (a) all applicable Building Department and Fire Department inspection signoffs (including, without limitation, Building Department Post Permit TR-1, equipment use permits, electrical and plumbing signoffs and compliance with the terms and conditions of Article 26 of this Lease pertaining to Asbestos) with respect to such Portion (together with such portion of the Base Building Work as is necessary for the occupancy by Tenant of such Portion) (self-certification by Landlord’s Architect and/or Landlord’s engineer, with respect to items for which Building and Fire Department shall accept self- certification, shall be sufficient if permitted by law or code), and (b) a certified air balancing report approved by Landlord’s engineer as being in conformance with the portion of the Final Plans that are applicable to such Portion. DRES agrees to use reasonable efforts to assist Landlord in scheduling prompt Building Department and Fire Department inspections, provided, however, Landlord has (i) submitted to the Building and/or Fire Department all applicable papers and (ii) completed all necessary Work for sign-offs and (iii) requested said inspections in a timely manner. Failure by DRES to use such reasonable efforts to assist Landlord in scheduling said inspections, where Landlord has submitted all applicable papers and completed all necessary work for sign-offs, shall be deemed a Tenant Delay.

DRES shall certify or deny certification of Substantial Completion pursuant to subsection (1) above within five (5) business days after DRES receives written notice from Landlord that Landlord believes that the applicable Portion is Substantially Complete (which notice must be accompanied by all applicable documents required pursuant to subdivisions (a) and (b) of this subsection (2)). If DRES fails to respond within such five (5) business day period, and provided all signoffs have been submitted, Substantial Completion of the applicable Portion shall be deemed to have occurred on the day following such five (5) business day period. If signoffs are temporary, Landlord will keep them in full force and effect. Prior to each applicable Substantial Completion Date, Landlord shall remove all violations of record (including, without limitation, Building Code and Fire Code violations) then pending against the applicable Portion and/or affecting Tenant’s access to and use of said applicable Portion, except those violations caused by Tenant’s violation of any of the terms and conditions of this Lease or caused by other tenants in the Building, which violations Landlord shall diligently proceed to advise such other tenant to remove.

(M)         Notwithstanding anything to the contrary contained in this Article : (a) if Substantial Completion of any Portion is delayed by reason of any one or more Tenant Delay(s), as hereinafter defined, the Rent Commencement Date for such Portion shall be advanced, following achievement of Substantial Completion of such Portion in accordance with the terms of this Article 6, by the number of days for such Tenant Delay(s) remaining after having deducted from such number of days of Tenant Delay any one or more days of Landlord Delays, as hereinafter defined; (b) if Substantial Completion of any Portion is delayed by reason of any one or more days of Landlord Delays, as hereinafter defined, the Commencement Date for such Portion shall be delayed, following Substantial Completion of such Portion in accordance with the terms of this Article 6, by the number of days of such Landlord Delay (s) remaining after having deducted from such number of days of Landlord Delay any one or more days of Tenant Delay as hereinafter defined; and (c) any time period for either party to perform any obligation under this Article 6 automatically shall be deemed extended by the period of delay in such party’s ability to perform the applicable obligation caused by an Unavoidable Delay, as defined in Article 22 hereof.

(N)         (1) For purposes of this Lease, a “Tenant Delay” shall mean any delay of one or more days (not due to an Unavoidable Delay or Landlord Delay, as hereinafter defined), exceeding an aggregate of thirty (30) days, as a result of any of the following, provided Landlord has notified DRES of same in writing by fax or mail: (i) any request by Tenant that Landlord delay in proceeding with any segment or part of the Work; (ii) any changes or requests for changes, by or on behalf of, Tenant, to the Final Plans pursuant to change order procedures set forth in Subparagraph (3) below; (iii) any failure by Tenant to timely respond to submissions and timely complete its review and reasonably approve Complete Plans pursuant to the time frames and other provisions set forth herein; (iv) any delay in the selection of materials to be made by Tenant; (v) any failure by Tenant to make any payment when due as described in this Article; (vi) any failure by Tenant to respond reasonably, in good faith or within the time frames set forth herein or to respond with reasonable specificity where required herein; or (vii) anything else expressly stated in this Lease to be a Tenant Delay.

(2)         If Landlord shall be delayed in Substantially Completing any portion of the Tenant Work by reason of one or more Unavoidable Delays or Tenant Delay or Tenant Delays in the aggregate, then Landlord’s time to complete the Work, as set forth in Sections (Q) or (R) of this Lease, shall be extended one (1) day for each day of Unavoidable Delays and for each day of a Tenant Delay or Tenant Delays in the aggregate. In that connection, the number of days of Tenant Delays shall be reduced by the number of days of delay that Landlord has failed, due to any act or omission of Landlord, or its employees, agents, representatives or contractors, including, but not limited to, the Architect, Landlord’s engineer, or the Designated Contractor (not due to an Unavoidable Delay or Tenant Delay), to meet deadlines or respond reasonably, in good faith or timely perform obligations imposed on Landlord under any provision of this Article, exceeding an aggregate of thirty (30) days of such delay, (“Landlord Delays”), except that no day shall be counted as a day of Landlord Delay until Tenant has notified Landlord thereof in writing by fax or mail. In calculating the number of days of Tenant Delay and Landlord Delay, each calendar day shall only be counted as one day, regardless of whether more than one category of Tenant Delay or Landlord Delay is occurring on that calendar day.

(3)         DRES may request changes in the Final Plans (subject to the limitations hereinabove set forth with respect to Tenant’s right to reduce the scope of the Base Building Work) consisting of additions, deletions or other changes in the Complete Plans. If DRES desires to make a change, the same shall be communicated to Landlord by a written change order request. Provided that Landlord otherwise approves such changes, Landlord shall promptly prepare and furnish to DRES a statement, setting forth Landlord’s good faith estimate of the increase in the Tenant Work Cost, if any, as well as Landlord’s good faith estimate of any changes in the progress of the Tenant Work (including the number of days of Tenant Delay), which would result by reason of such change. If, within five (5) business days after DRES’s receipt of said statement, DRES issues a letter approving the aforesaid statement, such statement shall constitute a mutually binding change order and such change order shall be included in the Final Plans. The failure of DRES to so notify Landlord within said five (5) business day period shall be deemed a withdrawal by DRES of the request for the change in question. Any increase in the Work Cost resulting from a change order requested by Tenant shall be deemed to constitute a portion of Tenant’s Work Cost provided it does not exceed the Not To Exceed Amount. In addition, any delays resulting from a change order or a request for a change order shall ( following the expiration of the thirty (30) day period of delays referred to above in Section (N) (1) hereinabove be deemed to constitute a Tenant Delay.

(O)         The Portion Commencement Date for each Portion (other than the Parking Lot) shall be the earlier of the date such Portion is or is deemed Substantially Completed or the date on which Tenant commences business operations in any part of such Portion.

(P)         (1)There is no Work with respect to the Parking Lot, except for the completion of the pending subsurface repairs (“Current Repair Work”), which Landlord will complete with reasonable diligence. Landlord agrees to deliver to Tenant a vacant Parking Lot with the Current Repair Work completed upon the Substantial Completion of the Work for Floor 8 (“Floor 8 Completion Date”). Tenant acknowledges that it is aware that the Parking Lot is currently leased to a third party. If any occupant of the Parking Lot fails to vacate the Parking Lot on or before the Floor 8 Completion Dale, Landlord shall, at Landlord’s sole cost and expense, diligently, using best efforts, immediately pursue all available legal remedies in order to obtain vacant possession of the Parking Lot, including, without limitation, the commencement and diligent prosecution of a holdover proceeding, and shall keep Tenant apprised of the status of such efforts. Landlord and Tenant hereby agree and acknowledge that Tenant cannot effectively use the Demised Premises without full use of the Parking Lot. If Landlord cannot deliver the Parking Lot to Tenant vacant and ready for use by Tenant, with Current Repair Work completed, by the Floor 8 Completion Date, Landlord shall procure, at its sole cost and expense, and rent free to Tenant, alternative parking spaces for the same proportionate number of vehicles as the capacity of the applicable portion of the Parking Lot (“Substitute Parking Spaces”), all within a radius of not more than two (2) blocks from the Building, in stages, in the following proportions depending on which Portion of the Work has been Substantially Completed, viz. 50% of the Substitute Parking Spaces shall be made available upon Substantial Completion of Portion 1, 25% of the Substitute Parking Spaces shall be made available upon the Substantial Completion of Portion 2, and 25% of the Substitute Parking Spaces shall be made available upon Substantial Completion of Portion 3 of the Work. In the event that, after four (4) months have elapsed since the Last Portion Commencement Date, Landlord has still not delivered the Parking Lot vacant and ready for Tenant’s use, with Current Repair s completed, Landlord shall continue to provide the Substitute Parking Lot (s) for Tenant’s use, at Landlord’s sole cost and expense and rent free to Tenant, at no expense to Tenant, and, in addition, the Base Rent for the Office Space as provided for in Article 2 (B) above shall be reduced by twenty percent (20%) at the end of such four (4) month period until such time as Landlord has delivered such Parking Lot vacant and ready for Tenant’s exclusive use.

(2)         After the fourth (4th) anniversary of the Last Portion Commencement Date, if the then Landlord under this Lease decides to develop the Parking Lot, it may terminate this Lease with respect to the Parking Lot provided it provides Tenant, within a three (3) block radius of the Building, with the same number of alternative parking spaces that Tenant is then utilizing in the Parking Lot. The parties shall act reasonably and in good faith to work out the details of this arrangement. Any dispute in connection with this Subsection shall be submitted to arbitration under Section (X) hereinbelow.

(Q)         If, prior to Substantial Completion thereof, Landlord fails with respect to any Portion either to (i) meet any applicable time period set forth in Sections (B), (C), (D) or (G) of this Article 6, or (ii) commence performance of the Work within ten (10) business days after its receipt of Tenant’s approval of the Final Plans, the Base Building Work Cost and the Tenant Work Cost and the agreed upon final Phasing Plan, and the issuance of all necessary governmental permits and approvals for the performance of the entire Work, (subject, however, in each of clauses (i) and (ii), to Sections (M) and (N) hereinabove), Tenant may give Landlord written notice advising Landlord of its failure to comply with any of the foregoing requirements (“Delay Notice”), which Delay Notice shall specify, in reasonable detail, the unperformed requirement. If Landlord fails to commence compliance with the requirement specified in the applicable Delay Notice (“Delay Notice Requirement”) within fifteen (15) business days after its receipt of such Delay Notice and thereafter diligently and without interruption complete the performance of the Delay Notice Requirement (subject, however, to Sections (M) and (N) hereinabove), Tenant may send Landlord a second notice of Landlord’s failure to perform such Delay Notice Requirement (“Second Delay Notice”). If Landlord fails to commence the performance of such Delay Notice Requirement within ten (10) business days after its receipt of the Second Delay Notice and thereafter diligently and without interruption complete the performance of such Delay Notice Requirement (subject, however, to Sections (M) and (N) hereinabove), Tenant, in addition to its rights and remedies hereinabove set forth, may terminate this Lease on thirty (30) days’ written notice to Landlord.

(R)         Anything herein to the contrary notwithstanding, subject to the last paragraph of this Section (R), if Landlord fails to Substantially Complete the entire Work within six (6) months after Tenant’s approval of the Complete Plans, the Base Building Work Cost, the Tenant Work Cost and the agreed upon final Phasing Plan and the issuance of all necessary permits and approvals for the performance of the entire Work, assuming Landlord and/or its agents, the Architect, et al are acting diligently and without interruption to obtain same and are using reasonable efforts in that regard (subject, however, to Sections (M) and (N) hereinabove), Tenant may give Landlord written notice advising Landlord of its failure to timely Substantially Complete the entire Work (“Completion Delay Notice”). If Landlord, following receipt of said Completion Delay Notice, fails to diligently continue, without interruption, to Substantially Complete the entire Work (subject, however, to Sections (M) and (N) hereinabove), Tenant may send Landlord a second written notice (“Second Completion Delay Notice”). If Landlord does not thereafter resume diligently and without interruption and continuity performance of the Work Tenant may terminate this Lease by giving notice to Landlord to that effect, such termination to be effective ten (10) days after such notice is given. The foregoing remedy may not be exercised by Tenant if Landlord has completed the entire Work (except for Punch List Items) and has timely filed all necessary paper work, but has not received the necessary governmental signoffs within the time frames set forth in this Section (R), and has reasonably demonstrated to DRES in writing that it is diligently pursuing receipt of such necessary signoffs, including, but not limited to, the use of Landlord’s reasonable and diligent efforts. The provisions of this Section shall not apply to Landlord’s failure to complete Punch List Items, as hereinafter defined.

Landlord and Tenant hereby agree that certain components of the Base Building Work will lake more than the aforesaid six (6) month period to Substantially Complete (the “Long Lead Items”). Such Long Lead Items shall be Substantially Completed within time frames mutually agreed to by Landlord and Tenant, acting reasonably and in good faith, no later than ten (10) business days from the approval of the Final Plans by the Building Department.

(S)         After Substantial Completion of the entire Work and as part of the Punch List below, Landlord shall furnish Tenant with “as built” drawings covering the entire Demised Premises and other portions of the Building materially affecting access to the Demised Premises.

(T)         After Substantial Completion of the entire Work and /or each Portion thereof, with respect to minor details of construction or decoration which do not materially adversely affect Tenant’s use of the Demised Premises, Tenant may submit to Landlord a written list of such minor details, including such comments to “as built” drawings following completion of the entire Work, which it reasonably deems to be incomplete (collectively, “Punch List Items”). Landlord shall, within thirty (30) days after receipt of such list of Punch List Items (subject, however, to Sections (M) and (N) hereinabove), commence performance of and thereafter diligently proceed in a continuous manner to complete the Punch List Items. If Landlord fails to do so. Tenant may give notice thereof to Landlord (“Punchlist Delay Notice”) specifying in reasonable detail the Punch List Items which Tenant believes Landlord is not performing (subject to Sections (M) and (N) hereinabove). If Landlord fails to commence performance of such specified Punch List Items within ten (10) business days after receipt of such notice and thereafter diligently proceed in a continuous manner to complete such performance, Tenant may, (1) as agent for Landlord, perform such specified Punch List Items and deduct the reasonable cost thereof from the Base Rent next accruing under this Lease, or (2) withhold 150% of the reasonably estimated cost of the performance of such specified Punch List Items until Landlord completes the performance thereof to the reasonable satisfaction of Tenant (and upon completion of such Punch List Items. Tenant shall immediately pay such withheld amount to Landlord).

(U)         Landlord acknowledges that the Demised Premises may be occupied and used by Tenant, its employees and invitees during the performance of the Punch List Items. Accordingly, Landlord shall, and shall cause its contractors to, use good faith efforts to minimize noise, dust and other conditions which may adversely affect Tenant, its invitees, employees and workers; and take every reasonable precaution (i) against injuries to persons or damage to property and (ii) to provide for the safety of persons at the Demised Premises. Landlord shall be responsible for the initiation, maintenance and supervision of reasonable safety precautions and programs in connection with the performance of the Punch List Items. Prior to the commencement of performance of the Punch List Items, Landlord shall designate a qualified person to carry out such programs and notify Tenant of the person so designated.

(V)         Landlord agrees to name, or cause its contractors to name, the City of New York as an additional named insured on their respective policies of public liability insurance, and to furnish the Tenant with certificates of insurance to that effect, provided there is no additional charge therefor or. if there is such a charge, Tenant pays such charge.

(W)         (1)         Landlord shall permit Tenant, upon reasonable prior notice, during business hours, to (a) inspect the progress of construction of the Work, (b) have its cabling and telephone equipment installed in the Demised Premises, and (c) affix any fixtures; provided that any of the above does not interfere beyond a de minimis extent with Landlord’s contractors’ performance of the Work. Any such interference with Landlord’s performance of the Work shall be deemed to be a Tenant Delay.

(2)         With respect to Tenant’s repair obligations, upon completion of the Work, Landlord shall assign to Tenant the beneficial interest in all warranties and guarantees received by Landlord from contractors and materialmen engaged in the performance of the Work, as well as the right to enforce any contracts made with such contractors and materialmen. Landlord hereby appoints Tenant as its attorney-in-fact to institute suit in Landlord’s name and for Tenant’s benefit with respect to such assigned rights and agrees to cooperate fully with Tenant if Tenant seeks to enforce them. Notwithstanding anything to the contrary in Article 13 hereof, Landlord shall be solely responsible for the performance and cost of all repairs resulting from defects of materials and workmanship in construction and/or alterations and improvements of the Demised Premises or of the Building (except for work performed by or for Tenant, other than the Tenant Work).

(3)         Notwithstanding anything to the contrary in Article 13 hereof, Landlord shall be solely responsible, as between Landlord and Tenant, for the performance and cost of all repairs resulting from defects of materials and workmanship in the performance of the Base Building Work and Tenant Work, for (a) a period of one (1) year from the date of Substantial Completion of the Last Portion of the Work or (b) the duration of any warranties or guarantees of its contractors or subcontractors with respect to the Work, whichever is longer; provided Landlord has obtained commercially customary and standard covenants, warranties and guarantees with respect to the performance of the Work, Landlord’s sole obligation to Tenant with respect to such defects, however, shall be to use commercially reasonable efforts to enforce any covenants or guaranties of its contractors or subcontractors with respect thereto.

(X)         Any disputes between Tenant and Landlord as to any Unavoidable Delay, Landlord Delay or Tenant Delay shall be decided by arbitration in accordance with the procedures set forth in this Section X. In the event of any dispute under this Article or any other Article of this Lease with respect to the determination of the issue of Substantial Completion, or under any other Section of this Lease that provides for resolution of a dispute in accordance with this Section X. either party may submit the dispute for resolution in the City of New York in accordance with the Expedited Arbitration Rules of the American Arbitration Association, its successor or, if it shall cease to exist, an entity performing similar functions (the “AAA”), provided, however, that (1) the list of arbitrators referred to in Rule 54 shall be returned within five (5) business days from the date of mailing, (2) the parties shall notify the AAA, by telephone, within three (3) business days, of any objections to the arbitrator appointed and will have no right to object thereto if the arbitrator so appointed was on the list submitted by the AAA and was not objected to in accordance with Rule 54, (3) the Notice of Hearing referred to in Rule 55 shall be four business days in advance of the hearing, (4) the hearing shall be held within seven (7) business days after the appointment of the arbitrator and (5) the decision and award of the arbitrator shall be final and conclusive on Landlord and Tenant. Judgment shall be entered on the decision and award of the arbitrator so rendered in any court of competent jurisdiction. The fees and disbursements of respective counsel engaged by the parties shall be paid by the respective parties and the fees of the arbitrators and the expenses incident to the proceedings (except the fees of expert witness and other witnesses called or engaged by the parties, which shall be borne by the party calling such witnesses) shall be paid fifty percent (50%) by Landlord and fifty percent (50%) by Tenant.

ARTICLE 7

CERTIFICATE OF OCCUPANCY: COMPLIANCE WITH LAWS

(A)         Landlord has delivered to the Department of Citywide Administrative Services Certificates of Occupancy or other sufficient indicia of legality for use of the Demised Premises for the purposes set forth in this Lease, copies of which are attached hereto as Exhibit F.

(B)         From and after the Commencement Date, at Landlord’s sole cost and expense, Landlord shall, except as otherwise herein set forth (i) comply with all requirements, rules, laws, regulations and orders of Federal, State and local authorities and of any board of fire underwriters having jurisdiction over the Demised Premises or the real property of which they form a part (including, without limitation, the Americans With Disabilities Act of 1990 (“ADA”)) as in effect during the Term hereof, as the same may be extended (collectively, the “Requirements”), and (ii) remove all violations which may be placed against the Demised Premises or the real property of which they form a part, including, but not limited to, Building Code and Fire Code violations, except those violations which are caused by Tenant’s manner of use thereof or its breach of the terms of this Lease, which Tenant is required to comply with under the terms of this Lease or which are caused by other tenants in the Building (which latter violations Landlord shall diligently proceed to cause to be removed).

Anything herein to the contrary notwithstanding, (iii) with respect to the ADA and regulations promulgated pursuant thereto, Landlord shall comply with and perform the Landlord’s obligations, if any, as a public accommodation pursuant to Title III of the ADA (but it shall be Tenant’s obligation to comply with and perform all obligations with respect to Tenant’s obligation as a public entity pursuant to Title II of the ADA for the Demised Premises and all common areas that service the Demised Premises in and around the Building); and (iv) Tenant shall comply with all Requirements applicable to its manner of use of all or any part of the Demised Premises.

(C)         If Landlord fails to fulfill its obligations pursuant to this Article, Tenant may, in addition to its other remedies, give written notice to Landlord specifying the respects in which Landlord so failed to perform its obligations and Landlord shall commence performance of such obligations within three (3) business days after the giving of such notice and diligently proceed to complete the performance thereof. (For the purpose of all provisions of this Article 7 and Articles 9 and 13, if Landlord’s on-site employees are not capable of performing an obligation of Landlord, then Landlord’s initiating necessary telephone calls shall be deemed commencement of performance, provided that Landlord diligently and in a continuous manner follows up such telephone calls with appropriate action.) If Landlord fails so to commence or diligently proceed in a continuous manner to complete the performance of such obligations after receipt of said written notice, Tenant, in addition to any other remedy it may have, may (i) as agent of Landlord, perform the same and deduct the reasonable cost thereof from any rent due or that may become due and payable under this Lease, or (ii) withhold an amount of rent equal to one hundred fifty (150%) percent of the reasonable cost of performance of such obligations as reasonably determined by Tenant until Landlord performs such obligations to the reasonable satisfaction of Tenant, at which time any amounts so withheld shall be promptly paid to Landlord.

If the obligations to be performed by Landlord are required to correct a condition that is hazardous to Tenant’s personnel or to end an emergency, either of which also renders one full floor or more of the Demised Premises unusable for Tenant’s business purposes (collectively, “Hazardous Default”). Tenant shall give Landlord and its managing agent immediate notice in writing by hand delivery and facsimile, and Landlord shall commence the performance of such obligations by the next business day (or, if the present owners of Landlord still then control Landlord, within the next two (2) business days) after receipt of such notice and diligently proceed in a continuous manner to complete the performance thereof. If Landlord fails so to commence and complete the performance of such obligations within the applicable time period after receipt of said notice, as aforesaid, Tenant may (i) as agent for Landlord, perform the same and deduct the reasonable cost thereof from any rent due or that may become due and payable under this Lease, or (ii) withhold an amount of rent equal to one hundred fifty (150%) percent of the reasonable cost of the performance of such obligations as reasonably determined by Tenant until Landlord performs such obligations to the reasonable satisfaction of Tenant, at which time any amounts so withheld shall be promptly paid to Landlord, or (iii) give Landlord and its managing agent a second notice (the “Second Notice”) of said default in the manner above provided.

Furthermore, if Tenant provides a Second Notice to Landlord of a Hazardous Default and Landlord thereafter fails to commence to cure such Hazardous Default within three (3) days following receipt of the Second Notice, or fails thereafter diligently to proceed with continuity to cure said default and, as a result of Landlord’s failure, (a) at least 28,754 rentable square feet of the Demised Premises is rendered unusable for Tenant’s business purposes and (b) Tenant removes its personnel from such portion of the Demised Premises, then Tenant may terminate this Lease on five (5) days written notice to Landlord.

If Tenant discontinues use of any part or all of the Demised Premises because of Landlord’s failure to perform its obligations under this Article, the rent shall be reduced proportionately to the space not being used by Tenant by reason of such failure until such obligations are substantially completed (or, if earlier, until Tenant resumes use of such space).

If Tenant is still able to use the Demised Premises for the purposes set forth in this Lease, but Landlord’s failure timely to perform its obligations under this Article adversely affects Tenant’s operations within the Demised Premises in a material manner, Tenant shall be entitled, during such period, to a bona fide equitable reduction in rent.

Anything herein to the contrary notwithstanding, (i) Tenant’s rights under the foregoing provisions are conditioned upon it having sent a copy of all of the above notices to the first mortgagee of the Building as provided in Article 21 hereof at the same time as it sends any such notice to Landlord; and (ii) all of the above time periods and Tenant’s rights for Landlord’s failure to perform its obligations are subject to extension by reason of Unavoidable Delay(s).

Once Tenant has sent Landlord notice of a default under this Article, Landlord will keep Tenant advised of the status of Landlord’s performance of its defaulted obligations.

ARTICLE 8

REAL ESTATE TAXES, ASSESSMENTS, WATER RATES,

SEWER RENTS, ARREARS

(A)         Landlord shall pay, on or before the due date thereof, all real estate taxes, assessments, water rates and sewer rents levied against the Building and Land and Parking Lot or that may be liens thereon. Landlord shall provide Tenant with receipted bills, payment receipts or other back-up information reasonably satisfactory to Tenant evidencing Landlord’s payment thereof within fifteen (15) business days after Tenant shall give notice to Landlord requesting such evidence of payment. Should Landlord fail to pay said taxes, assessments, water rates and sewer rents when due, then Tenant, in addition to any and all other remedies it may have, may, after not less than thirty (30) days notice to Landlord, apply any rent due or that may become due and payable under this Lease to the payment of said taxes, assessments, water rates and sewer rents and so long as any of such items are unpaid, no action or proceeding may be maintained by Landlord against Tenant for nonpayment of rent so applied.

(B)         Additionally, if Landlord is in any other arrears to the City of New York on the Land, Building and/or Demised Premises, including but not limited to rents, mortgage payments, taxes, water and sewer charges and other payments or obligations payable to the City of New York after thirty (30) days notice from Tenant to Landlord and Landlord’s failure to make such payment within such thirty (30) day period, then Tenant may apply any rent due or that may become due and payable under this Lease to the payment of such arrears and as long as such arrears are unpaid, no action or proceeding may be maintained by Landlord against Tenant for nonpayment of rent so applied.

ARTICLE 9

LANDLORD’S SERVICES

(A)         Landlord shall (consistent with the operation of a similar office building) provide hot and cold water for ordinary lavatory, drinking and cleaning purposes, adequate elevator service (i.e., elevator service at least substantially equal to that set forth in Exhibit C annexed hereto and in compliance with the ADA), maintain the public entrances, passageways, doors, doorways, elevators, stairs or other public parts of the building (collectively “common areas”), perform regular monthly extermination services to the common areas, and (except as otherwise herein provided) maintain the bathrooms on each floor of the Office Space and the heating, ventilation and air-conditioning equipment serving the Office Space in good working order so as (i) to provide air conditioning during the summer months at an average inside design temperature of seventy-five (75) degrees Fahrenheit dry bulb and a room relative humidity of fifty percent (50%) when the outside temperature is ninety-five (95) degrees Fahrenheit dry bulb coincident with a wet bulb temperature of seventy-five (75) degrees Fahrenheit, provided that, with respect to air conditioning, Tenant keeps all windows in the Demised Premises fully closed, keeps the blinds closed in all windows exposed to direct sunlight and maintains a lighting and equipment load of not more than 4 ½ watts per rentable square foot ( except for air-conditioning electrical load) and a people load of not more than one person per 100 square feet; and (ii) to provide heating during the winter months at an average inside design temperature of seventy-two (72) degrees Fahrenheit dry bulb when the outside temperature is zero (0) degrees Fahrenheit dry bulb with a wind velocity of fifteen (15) miles per hour.

Notwithstanding the foregoing, necessary repairs and maintenance to the bathrooms in the Office Space due to negligence or improper conduct of Tenant, its employees, agents, contractors or invitees, shall be performed by Landlord, at Tenant’s request and at Tenant’s reasonable expense, which shall be paid by Tenant to Landlord within forty-five (45) days after Landlord bills Tenant ( with reasonable supporting documentation).

The foregoing Landlord’s services shall be provided during the hours of 8:00 a.m. to 6:00 p.m. on Monday through Friday, and Saturday 8:00 a.m. to 1:00 p.m. inclusive, New York City holidays excluded (“Normal Business Hours”), except that elevator service and access to the Demised Premises shall be provided twenty-four (24) hours per day, seven (7) days per week, subject to Landlord’s reasonable rules and regulations. Upon Tenant’s timely request, Landlord shall provide overtime air-conditioning outside of Normal Business Hours at 103% of Landlord’s reasonably necessary actual cost of providing said service, for which cost Tenant shall reimburse Landlord within forty-five (45) days of receiving Landlord’s bill therefor (with reasonable supporting documentation).

No later than the Commencement Date, Landlord shall enter into a separate agreement for the maintenance of the Units, subject to Tenant’s prior reasonable approval and at Tenant’s expense. Such agreement shall remain in effect during the Term of and shall provide that the contractor shall perform all of the preventive maintenance measures set forth in Exhibit G, attached hereto and made a part hereof. The contractor shall adhere to industry-wide standards in performing its obligations under the maintenance agreement. The maintenance agreement shall further provide that within ten (10) business days after inspecting the Units the contractor shall prepare a written report. Such report shall (1) summarize the contractor’s findings and recommendations for maintenance service and (2) state whether maintenance service has been rendered. The contractor shall submit a copy of the report to Tenant within fifteen (15) days after it is completed.

Landlord also shall maintain the Parking Lot. Necessary structural repairs shall be made at Landlord’s expense. Non-structural repairs and repaving, when reasonably deemed necessary by Landlord, shall be performed by Landlord, subject to Tenant’s reasonable prior approval, and Tenant shall, within forty-five (45) days after being billed therefor, reimburse Landlord for the reasonable costs so incurred, provided Landlord supplies reasonable supporting documentation.

(B)         If Landlord fails to fulfill its obligations pursuant to this Article, Tenant may, in addition to its other remedies, give written notice to Landlord specifying the respects in which Landlord so failed to perform its obligations and Landlord shall commence performance of such obligations (including, but not limited, to placing necessary phone calls to staff or contractors) within three (3) business days after the giving of such notice and diligently proceed to complete the performance thereof. If Landlord fails so to commence or diligently proceed in a continuous manner to complete the performance of such obligations after receipt of said written notice, Tenant, in addition to any other remedy it may have, may (1) as agent of Landlord, perform the same and deduct the reasonable cost thereof from any rent due or that may become due and payable under this Lease, or (2) withhold an amount of rent equal to one hundred fifty (150%) percent of the reasonable cost of performance of such obligations as reasonably determined by Tenant until Landlord performs such obligations to the reasonable satisfaction of Tenant, at which time any amounts so withheld shall be promptly paid to Landlord.

If the obligations to be performed by Landlord are required to correct a Hazardous Default, Tenant shall give Landlord and its managing agent immediate notice in writing by hand delivery and facsimile, and Landlord shall commence the performance of such obligations by the next business day after receipt of such notice and diligently proceed in a continuous manner to complete the performance thereof. If Landlord fails to so commence and complete the performance of such obligations within the applicable time period after receipt of said notice, as aforesaid, Tenant may (1) as agent for Landlord, perform the same and deduct the reasonable cost thereof from any rent due or that may become due and payable under this Lease, or (2) withhold an amount of rent equal to one hundred fifty (150%) percent of the reasonable cost of the performance of such obligations as reasonably determined by Tenant until Landlord performs such obligations to the reasonable satisfaction of Tenant, at which time any amounts so withheld shall be promptly paid to Landlord, or (3) give Landlord and its managing agent a second notice (the “Second Notice”) of said default in the manner above provided.

Furthermore, if Tenant provides a Second Notice to Landlord of a Hazardous Default and Landlord thereafter fails to commence to cure such Hazardous Default within three (3) days following receipt of the Second Notice, or fails thereafter diligently to proceed with continuity to cure said default and, as a result of Landlord’s failure, (a) at least 28,754 rentable square feet of the Demised Premises is rendered unusable for Tenant’s business purposes and (b) Tenant removes its personnel from such portion of the Demised Premises, then Tenant may terminate this Lease on five (5) days written notice to Landlord.

If Tenant discontinues use of any part or all of the Demised Premises because of Landlord’s failure to perform its obligations under this Article, the rent shall be reduced proportionately to the space not being used by Tenant by reason of such failure until such obligations are substantially completed (or, if earlier, until Tenant resumes use of such space).

If Tenant is still able to use the Demised Premises for the purposes set forth in this Lease, but Landlord’s failure timely to perform its obligations under this Article adversely affects Tenant’s operations within the Demised Premises in a material manner, Tenant shall be entitled, during such period, to a bona fide equitable reduction in rent.

Anything herein to the contrary notwithstanding, (1) Tenant’s rights under the foregoing provisions are conditioned upon it having sent a copy of all of the above notices to the first mortgagee of the Building as provided in Article 21 hereof at the same time as it sends any such notice to Landlord; and (2) all of the above time periods and Tenant’s rights for Landlord’s failure to perform its obligations are subject to extension by reason of Unavoidable Delay(s).

Once Tenant has sent Landlord notice of a default under this Article, Landlord will keep Tenant advised of the status of Landlord’s performance of its defaulted obligations.

ARTICLE 10

TENANT’S SERVICES

Tenant shall pay for its electricity directly to the public utility company, as measured by meters and wiring to be provided by Landlord as part of the Work set forth in Article 6 above unless already in place. Tenant shall provide its own cleaning and rubbish removal services.

ARTICLE 11

ALTERATIONS BY TENANT

Except for (i) carpeting, painting and cosmetic alterations, and (ii) non-structural alterations which do not impact or affect any Building systems and do not require plans and/or a building permit, neither of which shall require Landlord’s prior consent, Tenant, upon written notice to Landlord and with Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, may make alterations, installations, additions and improvements in and to the Demised Premises at Tenant’s sole expense. All such work performed by Tenant shall be performed in compliance with all applicable Requirements. Tenant may make decorations and erect signs within the Demised Premises not visible from outside the Demised Premises without Landlord’s prior written consent, and Landlord agrees not unreasonably to withhold its consent to any such decorations and signs that are visible from outside the Demised Premises. All property of whatever kind or nature in or on the Demised Premises owned, installed or paid for by Tenant shall be and remain the property of Tenant and upon the termination of this Lease or any holdover period, Tenant shall have the option of removing such property or of surrendering such property (including partition systems and/or furniture located in the Demised Premises) to Landlord, in either event without any liability to Landlord; provided, however, if any moveable personal property, refuse or rubbish is surrendered, it may be removed by Landlord at Tenant’s expense. Tenant shall exercise its option by giving written notice to Landlord within thirty (30) days prior to the termination of this Lease or any holdover period. If Tenant shall fail to give such notice or shall fail to remove such property upon termination of this Lease or any holdover period, the property shall be deemed to be surrendered.

ARTICLE 12

END OF TERM

Upon the expiration or other termination of the Term, Tenant shall quit and surrender the Demised Premises in good order and condition with ordinary wear and tear, and damage by the elements, including fire or other casualty, excepted, and in accordance with the provisions of Article 11.

ARTICLE 13

REPAIRS

(A)         Landlord shall remove all graffiti from the common areas of the Building and its exterior, make all exterior and structural repairs including maintenance, repair or replacement of the windows, roof, plumbing, electrical, heating, ventilation and air conditioning systems, and all repairs needed because of Landlord’s negligence or because of defective materials or workmanship in the construction and/or improvement by Landlord of the Demised Premises or of the Building of which they are a part, and repair and maintain any sidewalks, curbs and passageways adjoining and/or appurtenant to the Building in good, clean and orderly condition, free of dirt, rubbish, snow, ice and unlawful obstruction. Notwithstanding the foregoing, Landlord shall not be required to perform any such graffiti removal, repairs, maintenance or replacement necessitated by the negligence or improper conduct of Tenant or its invitees.

(B)         If Landlord fails to fulfill its obligations pursuant to this Article, Tenant may, in addition to its other remedies, give written notice to Landlord specifying the respects in which Landlord so failed to perform its obligations and Landlord shall commence performance of such obligations (including, but not limited to placing necessary phone calls with staff or contractors) within three (3) business days after the giving of such notice and diligently proceed to complete the performance thereof. If Landlord fails to so commence or diligently proceed in a continuous manner to complete the performance of such obligations after receipt of said written notice, Tenant, in addition to any other remedy it may have, may (1) as agent of Landlord, perform the same and deduct the reasonable cost thereof from any rent due or that may become due and payable under this Lease, or (2) withhold an amount of rent equal to one hundred fifty (150%) percent of the reasonable cost of performance of such obligations as reasonably determined by Tenant until Landlord performs such obligations to the reasonable satisfaction of Tenant, at which time any amounts so withheld shall be promptly paid to Landlord.

If the obligations to be performed by Landlord are required to correct a Hazardous Default, Tenant shall give Landlord and its managing agent immediate notice in writing by hand delivery and facsimile, and Landlord shall commence the performance of such obligations by the next business day after receipt of such notice and diligently proceed in a continuous manner to complete the performance thereof. If Landlord fails so to commence and complete the performance of such obligations within the applicable time period after receipt of said notice, as aforesaid, Tenant may (1) as agent for Landlord, perform the same and deduct the reasonable cost thereof from any rent due or that may become due and payable under this Lease, or (2) withhold an amount of rent equal to one hundred fifty (150%) percent of the reasonable cost of the performance of such obligations as reasonably determined by Tenant until Landlord performs such obligations to the reasonable satisfaction of Tenant, at which time any amounts so withheld shall be promptly paid to Landlord, or (3) give Landlord and its managing agent a second notice (the “Second Notice”) of said default in the manner above provided.

Furthermore, if Tenant provides a Second Notice to Landlord of a Hazardous Default and Landlord thereafter fails to commence to cure such Hazardous Default within three (3) days following receipt of the Second Notice, or fails thereafter diligently to proceed with continuity to cure said default and, as a result of Landlord’s failure, (1) at least 28,754 rentable square feet of the Demised Premises is rendered unusable for Tenant’s business purposes and (2) Tenant removes its personnel from such portion of the Demised Premises, then Tenant may terminate this Lease on five (5) days written notice to Landlord.

If Tenant discontinues use of any part or all of the Demised Premises because of Landlord’s failure to perform its obligations under this Article, the rent shall be reduced proportionately to the space not being used by Tenant by reason of such failure until such obligations are substantially completed (or, if earlier, until Tenant resumes use of such space).

If Tenant is still able to use the Demised Premises for the purposes set forth in this Lease, but Landlord’s failure to timely perform its obligations under this Article adversely affects Tenant’s operations within the Demised Premises in a material manner, Tenant shall be entitled, during such period, to a bona fide equitable reduction in rent.

Anything herein to the contrary notwithstanding, (1) Tenant’s rights under the foregoing provisions are conditioned upon it having sent a copy of all of the above notices to the first mortgagee of the Building as provided in Article 21 hereof at the same time as it sends any such notice to Landlord; and (2) all of the above time periods and Tenant’s rights for Landlord’s failure to perform its obligations are subject to extension by reason of Unavoidable Delay(s).

Once Tenant has sent Landlord notice of a default under this Article, Landlord will keep Tenant advised of the status of Landlord’s performance of its defaulted obligations.

(C)         Tenant shall make ordinary and non-structural interior repairs, excluding any such repairs the necessity for which is caused by Landlord or Landlord’s employees, agents or invitees, for which Landlord shall be responsible.

ARTICLE 14

CONDEMNATION

If the whole of the Demised Premises shall be taken in condemnation, this Lease shall terminate upon the vesting of title in the condemnor and all rent and other charges paid or payable by Tenant shall be apportioned as of the date of vesting of title in such condemnation proceeding.

If only part of the Demised Premises shall be so taken in condemnation, then Tenant may either (1) terminate this Lease as to the remainder of the Demised Premises on ten (10) days written notice to Landlord if the balance of the Demised Premises cannot be used in Tenant’s reasonable judgment for their intended purpose (except that Tenant may not so terminate this Lease if all or any portion of the Parking Lot, but none of the internal space, is taken), or (2) remain in possession of the remaining portion of the Demised Premises under all of the terms, conditions and covenants of this Lease, except that the rent thereafter shall be apportioned and reduced from the date of each such partial taking based on the number of square feet in the part remaining. The proceeds of any award for partial taking shall be applied by Landlord to the repair, restoration or replacement of the remaining premises, and if there be any deficiency, it shall be made up by Landlord, but if there be any surplus, it shall belong to Landlord. Said repairs, restoration or replacement of the remaining premises shall be completed within six (6) months after the aforesaid taking in condemnation ( subject to Unavoidable Delays) pursuant to plans and specifications approved by the DRES unless prevented by the condemning authority. In the event said repairs, restoration or replacement are not completed within said six (6) months period, Tenant, in addition to any other remedy it may have, may terminate this Lease or perform said repairs, restoration and replacement and deduct the cost thereof from any rent which may be due and payable under this Lease. Tenant shall be entitled to file a claim for an award solely for its trade fixtures.

ARTICLE 15

DESTRUCTION BY FIRE OR OTHER CASUALTY

(A)         If (1) the whole of the Demised Premises is totally destroyed or damaged by fire or other casualty, or (2) the Demised Premises are damaged to such an extent that an independent licensed architect or engineer retained by Landlord estimates and so certifies to both parties that they will be unsuitable or untenantable for use for the purpose for which they are leased for a period of more than nine (9) months (which estimate Landlord will obtain with reasonable diligence after the casualty), then from the date of such damage or destruction (the damage or destruction described in clauses (1) and (2) being called a “Total Casualty”), the rent shall cease until such time as Landlord fully repairs and restores the same to suitable and tenantable condition as certified by the DRES, such certification not to be unreasonably withheld or delayed (or, if earlier, the date on which Tenant actually occupies the Demised Premises or any part thereof).

In the event of a Total Casualty, either party may terminate this Lease by notice to the other within thirty (30) days after the date of such Total Casualty (or, if later, after the date on which the certification of the independent architect or engineer is received). If no such notice is given. Landlord shall, within fifteen (15) days after settlement of its insurance claim (which Landlord shall promptly and diligently prosecute in good faith), commence and diligently proceed with continuity to complete the repairs and restoration of the Demised Premises to their condition prior to said Total Casualty, suitable for use for the purpose for which the Demised Premises were leased. If Landlord fails to commence said repairs and restoration as above provided, or to complete the same within nine (9) months after such commencement (subject to Unavoidable Delays), Tenant may terminate this Lease on thirty (30) days written notice (unless such failure is cured within such thirty (30) days) or, in addition to any other remedy it may have, may perform such repairs and restoration and reimburse itself for the cost thereof from any rent due or that may become due and payable under this Lease.

(B)         If the Demised Premises are partially damaged by fire or other casualty not described in Section (A) above, Landlord shall, within fifteen (15) days after settlement of its insurance claim (which Landlord shall promptly and diligently prosecute in good faith), commence and diligently proceed to complete the repairs and restoration of the Demised Premises to their condition prior to said fire or casualty. If Landlord fails to commence as aforesaid or to complete the same within six (6) months after such commencement (subject to Unavoidable Delays), Tenant, in addition to any other remedy it may have, may terminate this Lease by giving Landlord thirty (30) days’ written notice (unless such failure is cured within such thirty (30) days) or may perform such repairs and restoration and reimburse itself for the cost thereof from any rent due or which may become due under this Lease.

From the dale of such damage to the date that the entire Demised Premises have been completely restored as certified by DRES, such certification not to be unreasonably withheld or delayed (or, if earlier, the date on which Tenant actually occupies the damaged portion of the Demised Premises or any part thereof), Tenant shall pay rent for that part of the Demised Premises it is using during the alterations and repairs on a square foot basis in an amount equal to the product of the dollar amount of rent per square foot allocable to such space payable on such date and the number of square feet being occupied by Tenant.

ARTICLE 16

NO EMPLOYEE OF CITY HAS ANY INTEREST IN LEASE

Landlord warrants and represents that no officer, agent, employee or representative of The City of New York has received any payment or other consideration for the making of this Lease and that no officer, agent, employee or representative of The City of New York has any interest, directly or indirectly, in this Lease or the proceeds thereof.

ARTICLE 17

QUIET ENJOYMENT

Landlord covenants that Tenant, paying the rent reserved herein, and performing all of the other terms, covenants and conditions on its part to be performed, shall and may peaceably and quietly have, hold and enjoy the Demised Premises for the use and purpose stated in this Lease or for such other similar purposes as the Commissioner of City wide Administrative Services may determine.

ARTICLE 18

ACCESS BY DISABLED PERSONS

Landlord covenants that, during the Term, access to the Building and the path of travel to the Demised Premises shall be suitable for use by disabled persons in accordance with the ADA.

ARTICLE 19

SUBORDINATION AND NON-DISTURBANCE

(A)         This Lease shall be subject and subordinate to all present and future mortgages and/or ground and underlying leases, that may affect the Land and/or Building and/or Parking Lot, provided, and as a condition precedent to the subordination of this Lease to any present or future mortgages and/or ground and/or underlying leases, that the mortgagee under any such mortgage and/or lessor and/or lessees under any such ground or underlying lease, shall execute and deliver to Tenant an agreement in recordable form and substantially in the form attached hereto as Exhibit “H” and made a part hereof (the “SNDA”), whereby said mortgagees and/or lessor and/or lessees, agree that should it become necessary to foreclose such mortgage or should the mortgagee and/or lessor and/or lessee under any ground or underlying lease, otherwise come into possession of the Land and/or Building and/or Parking Lot, such mortgagee and/or lessor or lessees will not join Tenant under this Lease in foreclosure or summary proceedings and will not disturb the use and occupancy of Tenant under this Lease so long as Tenant is not in default under any of the terms, covenants and conditions of this Lease, beyond any applicable notice or grace period, and Tenant agrees to attorn to such mortgagee and/or lessor and/or lessee as Tenant’s landlord hereunder.

(B)         Landlord represents that there are no mortgages or ground or underlying leases presently affecting the Building, Land and/or Parking Lot. Notwithstanding the foregoing, if there are any such mortgages, underlying or ground leases when Tenant advises Landlord that it has received all necessary government approvals and is ready to execute this Lease, Landlord will cause its mortgagee (s) and/or underlying or ground lessors and/or lessees to execute the SNDA forthwith and deliver it to Tenant as a pre-condition of Tenant executing this Lease. Landlord’s failure to notify Tenant of the existence of any such mortgage and/or underlying or ground lease, and obtain the SNDA from such mortgagee and/or underlying or ground lessor and/or lessee, promptly alter notice from Tenant shall be grounds for rescission of this Lease by Tenant at any time, prior to Landlord obtaining the SNDA.

(C)         To the extent that the provisions of any applicable SNDA are inconsistent with the provisions of this Article, then, as between the parties to such SNDA, the SNDA shall govern.

ARTICLE 20

TENANT NOT A HOLDOVER TENANT

Landlord agrees not to hold Tenant liable as holdover tenant should it continue to occupy the Demised Premises or any portion thereof after the expiration of the Term or any renewal thereof, if any, but, in any such event, Tenant shall be deemed to be a tenant from month to month at a rental not less than the same rental (including escalation rent payable pursuant to Article 4) as that of the last month of the demised Term and the liability of Tenant shall in no event be greater than that of a Tenant from month to month, any law to the contrary notwithstanding.

ARTICLE 21

NOTICES

(A)         Any notice (not including rent bills, and except where a specific provision of this Lease provides otherwise) required to be given shall be in writing and shall be sent by certified mail, return receipt requested or by overnight delivery, or, in connection with Article 6 in addition by facsimile, at the following numbers for Landlord : Robert Getreu (212) 716-3522 and Ken Levien (212) 702-8758, and for Tenant (DRES) at (212) 669-3640 and (212) 669-3191, and addressed as follows:

(1)         If to Landlord, to Landlord at the address hereinbefore set forth with a copy to the attention of Howard Glatzer, c/o Blackacre Capital Management, LLC, 450 Park Avenue, New York, N.Y. 10022, and with a second copy to the managing agent of the Building (currently, attention of Robert Getreu, c/o Williams Real Estate Co. Inc., 380 Madison Avenue, New York, N.Y. 10017) and, in the case of all notices of an alleged default, with a copy to each first mortgagee of which Tenant has received notice of such mortgagee’s name and address; and

(2)         If to Tenant, to Tenant addressed to:

ASSISTANT COMMISSIONER FOR

LEASING AND SPACE DESIGN

Department of Citywide Administrative Services

Division of Real Estate Services

1 Centre Street, 20th Floor North

New York, N.Y. 10007

and

Human Resources Administration

Office of Facilities Management

180 Water Street

New York, NY 10038

and Department of Environmental Protection

Facilities Management

59-17 Junction Boulevard

Flushing, New York 11368

Landlord and its managing agent shall at all times maintain an address in Manhattan or Brooklyn for the purpose of receiving notices by hand delivery.

Either party may change its address as set forth herein by notice to the other in the manner provided for herein, provided that no notice of change of address shall be effective until the month following the month in which notice is given. Notices shall be deemed given as of the third (3rd) business day after mailing or the next day if mailed by overnight courier, except that notices sent by hand delivery and facsimile shall be deemed given when received.

(B)         Special Notices: In addition to any other notices expressly required under this Lease to be given by Landlord to Tenant, Landlord shall immediately give written notice to Tenant of (1) the giving of any notice or the taking of any action by the holder of any mortgage of the Building, the result of which may be the foreclosure of, or the sale or taking of possession of, all or any part of the Building, (2) the commencement of a case in bankruptcy or under the laws of any slate naming Landlord as the debtor, or (3) the making by Landlord of an assignment or any other arrangement for the benefit of creditors under any state statute.

(C)         Notwithstanding the foregoing, service of process to commence a summary proceeding pursuant to Article 7 of the Real Property Actions and Proceeding Law relating to an occupancy by the City of New York or its agencies or officers of the Demised Premises which at its commencement was authorized under this Lease shall be served in the manner required by CPLR. Section 311.

ARTICLE 22

FORCE MAJEURE

Landlord, Tenant or any fee or leasehold mortgagee shall not be deemed in default if it is delayed in the performance of any act, matter or thing which it is obligated to perform hereunder (other than Tenant’s obligation to pay rent and additional rent and Landlord’s monetary obligations to Tenant, if any), if such delay is an “Unavoidable Delay.” An “Unavoidable Delay” shall mean (i) strikes, lockouts, or labor disputes, (ii) acts of God, governmental restrictions, regulations or controls, enemy or hostile governmental actions, civil commotion, insurrection, revolution, sabotage, fire, other casualty or other conditions similar to those enumerated in this Article, (iii) shortages of labor or materials, or (iv) any other circumstance beyond the applicable party’s reasonable control. In the event of any Unavoidable Delay, all dates for performance shall automatically be extended by a period equal to the aggregate period of all such Unavoidable Delays.

ARTICLE 23

SAVE HARMLESS

Landlord and Tenant shall each indemnify and hold harmless the other party from and against any and all liability, fines, suits, claims, demands, expenses and actions of any kind or nature arising by reason of injury to person or property occurring on or about the Demised Premises, the Building or the Land, occasioned in whole or in part by its acts or omissions or the acts or omissions of any person present by its license and/or permission, express or implied, or by reason of performing preventive maintenance pursuant to a maintenance contract, or by reason of Landlord’s failure to comply with obligations arising under the ADA as set forth in Article 7 of this Lease.

ARTICLE 24

INVESTIGATIONS

(A)         The parties to this agreement agree to cooperate fully and faithfully with any investigation, audit or inquiry conducted by a State of New York (State) or City of New York (City) governmental agency or authority that is empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath, or conducted by the Inspector General of a governmental agency that is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license that is the subject of the investigation, audit or inquiry.

(B)         (1) If any person who has been advised that his or her statement, and any information from such statement, will not be used against him or her in any subsequent criminal proceeding refuses to testify before a grand jury or other governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath concerning the award of or performance under any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision or public authority thereof, or the Port Authority of New York and New Jersey, or any local development corporation within the City, or any public benefit corporation organized under the laws of the State of New York; or

(2)         If any person refuses to testily for a reason other than the assertion of his or her privilege against self-incrimination in an investigation, audit or inquiry conducted by a City or State governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to take testimony under oath, or by the Inspector General of the governmental agency that is a party in interest in, and is seeking testimony concerning the award of, or performance under, any transaction, agreement, lease, permit contract, or license entered into with the City, the State, or any political subdivision thereof or any local development corporation within the City, then the commissioner or agency head whose agency is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license shall convene a hearing, upon not less than five (5) days written notice to the parties involved to determine if any penalties should attach for the failure of a person to testify.

(3)         If any non-governmental party to the hearing requests an adjournment, the commissioner or agency head who convened may, upon granting the adjournment, suspend any contract, lease, permit, or license pending the final determination pursuant to Section (D) below without the City incurring any penalty or damages for delay or otherwise.

(C)         The penalties which may attach after a final determination by the commissioner or agency head may include but shall not exceed:

(a)          The disqualification for a period not to exceed five (5) years from the date of an adverse determination for any person, or any entity of which such person was a member at the time the testimony was sought, from submitting bids for, or transacting business with, or entering into or obtaining any contract, lease, permit or license with or from the City; and/or

(b)          The cancellation or termination of any and all such existing City contracts, leases, permits or licenses that the refusal to testify concerns and that have not been assigned as permitted under this agreement, nor the proceeds of which pledged, to an unaffiliated and unrelated institutional lender for fair value prior to the issuance of the notice scheduling the hearing, without the City incurring any penalty or damages on account of such cancellation or termination; monies lawfully due for goods delivered, work done, rentals, or fees accrued prior to the cancellation or termination shall be paid by the City.

(D)         The commissioner or agency head shall consider and address in reaching his or her determination and in assessing an appropriate penalty the factors in paragraphs (1) and (2) below. He or she may also consider, if relevant and appropriate, the criteria established in paragraphs (3) and (4) below in addition to any other information which may be relevant and appropriate:

(1)         The party’s good faith endeavors or lack thereof to cooperate fully and faithfully with any governmental investigation or audit, including but not limited to the discipline, discharge, or disassociation of any person failing to testify, the production of accurate and complete books and records, and the forthcoming testimony of all other members, agents, assignees or fiduciaries whose testimony is sought.

(2)         The relationship of the person who refused to testify to any entity that is a party to the hearing, including, but not limited to, whether the person whose testimony is sought has an ownership interest in the entity and/or the degree of authority and responsibility the person has within the entity.

(3)         The nexus of the testimony sought to the subject entity and its contracts, leases, permits or licenses with the City.

(4)         The effect a penalty may have on an unaffiliated and unrelated party or entity that has a significant interest in an entity subject to penalties under 1.4 above, provided that the party or entity has given actual notice to the commissioner or agency head upon the acquisition of the interest, or at the hearing called for in 1.3(a) above gives notice and proves that such interest was previously acquired. Under either circumstance the party or entity must present evidence at the hearing demonstrating the potential adverse impact a penalty will have on such person or entity.

(E)         (1)         The term “license” or “permit” as used herein shall be defined as a license, permit, franchise or concession not granted as a matter of right.

(2)         The term “person” as used herein shall be defined as any natural person doing business alone or associated with another person or entity as a partner, director, officer, principal or employee.

(3)         The term “entity” as used herein shall be defined as any firm, partnership, corporation, association, or person that receives monies, benefits, licenses, leases, or permits from or through the City or otherwise transacts business with the City.

(4)         The term “member” as used herein shall be defined as any person associated with another person or entity as a partner, director, officer, principal or employee.

(F)         In addition to and notwithstanding any other provision of this Lease, the Commissioner or agency head may in his or her sole discretion terminate this Lease upon not less than three (3) days written notice in the event contractor fails to promptly report in writing to the Commissioner of Investigation of the City of New York any solicitation of money, goods, requests for future employment of other benefit or thing of value, by or on behalf of any employee of the City or other person, firm, corporation or entity for any purpose which may be related to the procurement or obtaining of this Lease by Landlord, or affecting the performance of this Lease.

ARTICLE 25

SIGNIFICANT RELATED PARTY TRANSACTIONS

Landlord shall be required to disclose and notify Tenant of any transactions with significant related parties, including subsidiaries and affiliates of Landlord, the costs of which are charged to Tenant as rent, including, but not limited to, Base Year Operating Expenses, overtime HVAC, Tenant repairs and common area electricity. Landlord shall provide Tenant with written notice of such transactions upon submission of invoices for Rent or at the end of the twelve (12) month period in which the transactions to be billed as rent were performed by significant related parties. When such transactions occur, prices of the same must be in line with normal industry practice in New York City. Landlord’s failure to notify Tenant of such related party transactions shall result in a disallowance of such costs that would otherwise be billed as rent. If such related party transactions occurred and were disclosed, but it is found by Tenant that the costs thereof exceed normal industry costs in an arms length third party transaction in New York City, then such excessive charges shall be disallowed.

ARTICLE 26

ASBESTOS

Landlord and Tenant acknowledge that the entire Office Space has been demolished and that Landlord has delivered to Tenant an ACP-5 pertaining to the entire Office Space. Landlord agrees, with respect to the floor tiles identified on the Citywide Office of Safety and Health Report, consisting of two (2) pages, dated February 10, 1999, annexed hereto as Exhibit I and made a part hereof, at its sole cost and expense, to carpet any such un-demolished floor tiles or cover same with new non-asbestos floor tiles, as part of Substantial Completion under Article 6 above. Landlord shall, at its sole cost and expense, perform an operations and maintenance program with respect to the ACM in the Demised Premises and areas of the Building through which Tenant has access to the Office Space. If, at any time during the Term, asbestos or asbestos-containing material that has deteriorated and/or is required to be removed or encapsulated under existing law or code, or New York City rules and regulations, or uniformly applicable policy (“ACM”) is discovered in the Demised Premises (except for ACM introduced into the Demised Premises by Tenant or those claiming through Tenant, which shall be Tenant’s responsibility). Landlord, at Landlord’s sole cost and expense, and as Tenant’s sole and exclusive remedy, will immediately (subject to Article 22) cause such ACM to be removed or encapsulated in accordance with all applicable laws. Rent shall be abated for any portion of the Demised Premises that becomes untenantable during such encapsulation or removal.

ARTICLE 27

LANDLORD’S REPRESENTATIONS

Landlord hereby warrants that, to the best of its knowledge, it is not in default of any obligation to the City of New York, nor is Landlord, its officers, principals or stockholders a defendant in any action instituted by the City. Tenant acknowledges that Landlord is the plaintiff in a pending action against the City involving responsibility for the cost of the pending repairs to, and repaving of the Parking Lot (including the Current Repair Work).

The members, directors and officers of the Landlord currently are as follows: Blackacre Livingston LLC (member of Landlord), whose managing member is Blackacre Capital Group, L.P., whose general partner is Blackacre Capital Management Corp., whose directors and officers are as follows: (a) Director: Jeffrey B. Citrin; (b) Officers: President—Jeffrey B. Citrin; President-Stephen Feinberg; Vice President—Ronald Kravit; Vice President—Howard Glatzer.

Any misrepresentation by Landlord with regard to the above warranty shall constitute a basis for rescission of this Lease.

ARTICLE 28

NO WAIVER

The failure by either party to insist, in one or more instances upon the full performance of any of the covenants, conditions or obligations hereunder of the other party shall not be construed as a waiver of a subsequent breach of the same or any other covenant or condition, and the consent or approval by either party to or of any act by the other party requiring the consent or approval of the first party shall not be construed to waive or render unnecessary the consent or approval of the first party to or of any subsequent similar act by the other party. No provision of this Lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party.

ARTICLE 29

EXCULPATORY CLAUSE

Anything herein to the contrary notwithstanding, the liability of Landlord and the partners, members or other owners of Landlord for negligence, failure to perform Lease obligations or otherwise under or in connection with this Lease shall be limited to their respective interests in the Land and Building and Parking Lot. Tenant shall neither seek to enforce nor enforce any judgment or other remedy against any other asset of Landlord, any partner in Landlord or any party that holds any interest in Landlord.

ARTICLE 30

LEASE ENTIRE AGREEMENT

This Lease sets forth the entire agreement between the parties, superseding all prior agreements and understandings, written or oral, and may not be altered or modified except by a writing signed by both parties. This Lease shall be binding upon the parties hereto, their successors, legal representatives and assigns.

ARTICLE 31

APPLICABLE LAW

This Lease shall be governed by and construed in accordance with the internal laws of the State of New York.

ARTICLE 32

ESTOPPEL CERTIFICATE

Each party, at any time, and from time to time (but in the case of Landlord being the requesting party only in connection with a financing, refinancing, sale, purchase or transfer of the Building or its interest in this Lease or other comparable transaction), upon at least forty-five (45) days prior notice by the requesting party, shall execute, acknowledge and deliver to the requesting party and/or any other person, firm or corporation specified by the requesting party (“Recipient”), a statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the rent and additional rent have been paid, stating whether or not to the best knowledge of the certifying party there exists any defaults by the requesting party under this Lease, and, if so, specifying each such default, and any other matters reasonably requested by the requesting party or the Recipient.

ARTICLE 33

MISCELLANEOUS

(A)         Landlord and its agents shall not be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for loss of or damage to any property of Tenant by theft or otherwise, nor for any injury or damage to persons or property resulting from any cause, unless such injury, loss or damage was caused by or due to the negligence of Landlord or its agents, servants or employees. Landlord and its agents shall not be liable for any such injury, loss or damage caused by other tenants or persons in, upon or about the Building or by any construction work performed by those tenants or persons.

(B)         Landlord and its agents shall have the right (but not the obligation) to enter upon the Demised Premises, in an emergency at any time and at other reasonable times upon prior notice to Tenant, to examine the same and to make such repairs, replacements and improvements as Landlord may deem necessary or desirable to the Demised Premises or any other portion of the Building. Tenant shall permit Landlord to use, maintain and replace the present pipes and conduits in and to the Demised Premises and to erect new pipes and conduits therein provided they are concealed within the walls, floors and/or ceilings. Landlord may (but subject to Article 23), during the process of any work in the Demised Premises, take all necessary materials and equipment therein without the same constituting an eviction or entitling Tenant to any damages or abatement of rent while such work is in progress, except as may be provided for in Articles 9 and 13 above. Landlord agrees to use reasonable efforts to minimize interference with Tenant’s conduct of its operations and business. Notwithstanding anything to the contrary in the foregoing, and in addition thereto, if Tenant cannot use more than 50% of any floor or 20% of any storage space in the Demised Premises for more than five (5) consecutive business days by reason of the foregoing circumstance the pro rata portion of the Base Rent, as set forth in Article 2 hereof, for such entire floor (s) or entire storage space (s) so affected shall be abated until such time as Tenant can again fully use such space.

(C)         Throughout the Term, Landlord shall have the right to enter the Demised Premises at reasonable hours upon reasonable prior notice to Tenant for the purpose of showing the same to respective purchasers or mortgagees of the Building and, during the last eighteen (18) months of the Term, for the purpose of showing the same to prospective tenants. Landlord agrees to use reasonable efforts to minimize interference with Tenant’s conduct of its operations and business and with due regard for Tenant’s security needs.

(D)         For the purposes of this Lease, the term “Landlord,” as used in this Lease, means only the owner or the mortgagee in possession from time to time of the Land and Building and/or Parking Lot (or the owner of a lease of the Building or of the Land and Building and/or of the Parking Lot), so that in the event of any sale or sales of said Land and Building and/or Parking Lot, or of said lease, or in the event of a lease of said Building, or the Land and Building, and/or the Parking Lot. the then Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord thereafter accruing, and it shall be deemed and construed, without further agreement between the parties and the purchaser at any such sale, or the said lessee, that said purchaser or lessee has assumed and agreed to carry out all covenants and obligations of Landlord hereunder.

(E)         Landlord and Tenant represent to the other that neither has dealt with any broker in connection with this Lease other than (i) Cushman & Wakefield, Inc. (“C&W”) and (ii) Williams Real Estate Co., Inc. (“WILLIAMS”) and (iii) JULIEN STUDLEY, INC. (“JS”) AND ((iv) DIANA & YURAS (“D&Y”) (collectively, “Broker”). Landlord shall pay any commissions owing to the Broker pursuant to separate agreements. Tenant shall in no event be responsible to pay Broker any commissions. Tenant and Landlord hereby indemnify and hold each other harmless against all loss, damage, liability, cost and expense of any nature (including reasonable attorneys’ fees and disbursements) based on any claim by any party (other than the Broker) with whom such indemnifying party has dealt for a commission or other compensation in connection with this Lease which is based on the actions of such party or its agents or representatives. The indemnified party shall cooperate with the indemnifying party in any defense; and the indemnified party shall not settle a claim, liability or action for which the indemnifying party has the obligation to defend or indemnify without the indemnifying party’s consent. The foregoing indemnifications shall survive any expiration or termination of this Lease. For the purposes of possible reimbursement under Article 3 above, in connection with a termination of this Lease under said Article 3, Landlord has provided Tenant a certified copy of the fully executed original of the brokerage commission agreement(s), dated June 21, 1999, which provides for payment of the commission to C&W on which Schedule 1 annexed hereto is based.

(F)         (1) In addition to other rights and remedies available under this Lease and applicable law, this Lease and the Term and estate hereby granted are subject to the further limitations that:

(a)          if Tenant shall default in the payment of any Base Rent or Additional Rent or other charges under this Lease and such default shall continue for twenty (20) business days in the case of Base Rent or thirty (30) business days in the case of Additional Rent after Landlord shall have given Tenant notice specifying such failure, except that if Landlord shall have given three (3) such notices in any twelve (12) month period, Tenant shall not be entitled to any further notice of its delinquency in the payment of Base Rent and Additional Rent until such time as twelve (12) consecutive months shall have elapsed without Tenant having defaulted in any such payment; or

(b)          if Tenant shall, whether by action or inaction, be in default of any of its obligations under this Lease (other than a default in the payment of Base Rent, Additional Rent or other charges under this Lease) and such default shall continue and not be remedied within thirty (30) days after Landlord shall have given to Tenant a notice specifying the same, or, in the case of a default which cannot with due diligence be cured within a period of thirty (30) days and the continuance of which for the period required for cure will not subject Landlord to any risk of forfeiture, penalties, or criminal liability or of default under any superior lease or superior mortgage (or permit the lender not to fund the same), if Tenant shall not (i) within said thirty (30) days period acknowledge the existence of such default and advise Landlord of Tenant’s intention to take all steps necessary to remedy such default, (ii) duly commence within said thirty (30) day period, and thereafter continuously and diligently prosecute to completion all steps necessary to remedy the default and (iii) complete such remedy within a reasonable lime after the date of said notice to Tenant;

(c)          then in any of the above cases, Landlord may give to Tenant a notice of intention to end the Term at the expiration of twenty (20) business days from the date of the service of such notice of intention, and, upon the expiration of said twenty (20) business days, this Lease and the Term and estate hereby granted shall terminate with the same effect as if that day was the day herein definitely fixed for the end of expiration of this Lease. Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which Landlord may be lawfully entitled by reason of Tenant’s default hereunder. Suit or suits for the recovery of such damages, or any installment thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term of would have expired if it had not been so terminated under the provisions of this Article 33.

(2)         Without limiting any other rights or remedies of Landlord under this Lease, if Tenant shall fail to pay any installment of Base Rent, Additional Rent or any other item of rent within twenty (20) business days after any of the same shall be due in the case of Base Rent or thirty (30) business days after the same shall be due in the case of Additional Rent, with one (1) additional grace period of up to thirty (30) days each year for delays in payment due to the annual re-registration of this Lease by the Comptroller, Tenant shall pay to Landlord, as the case may be, as a late charge and as Additional Rent, a sum equal to interest at the Default Rate on the amount unpaid, computed from the date such payment was due to and including the date of payment. For purposes of this Lease, the term “Default Rate” shall mean the greater of (a) the statutory rate for judgments which, as of the date hereof, is currently nine percent (9%) and (b) the annual interest rate publicly announced by Citibank, N.A. (or any successor thereto) at its principal place of business in New York City as its locally applicable so-called “base rate” (the “Prime Rate”).

IN WITNESS WHEREOF, the said parties have caused this Lease to be executed the day and year first above written.

LIVINGSTON ACQUISITION, LLC,
Landlord

By:	BLACKACRE LIVINGSTON, LLC
Managing Member

	By:	BLACKACRE CAPITAL GROUP, L.P.
Manager

		By:	BLACKACRE CAPITAL MANAGEMENT
CORP.
General Partner

		By:	/s/ Howard M. Glatzer

THE CITY OF NEW YORK,
Tenant

By:	/s/ Lori Fierstein
Deputy Commissioner
Department of Citywide Administrative Services

Approved as to Form:

/s/ [ILLEGIBLE]
Acting Corporation Counsel
JDC

STATE OF NEW YORK )
) ss.:
COUNTY OF NEW YORK)

On this 1st day of July , 1999, before me personally came before me Howard M. Glatzer, Vice President of Blackacre Capital Management Corp., the General Partner of Blackacre Capital Group, L.P. (“Blackacre”), the sole member of Landlord, that he signed his name thereto by authority of the resolution of Blackacre dated June 30, 1999.

/s/ Robert Silberstein
Notary Public

STATE OF NEW YORK )
) ss.:
COUNTY OF NEW YORK )

On this 30th day of July,1999, before me personally came Lori Fierstein, to me known to be the Deputy Commissioner of Citywide Administrative Services of the City of New York, the person described in and who executed the foregoing instrument and (s)he acknowledged to me that (s)he executed the same.

/s/ Jewel Nurse-Huntley
Notary Public

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